Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

LUXELIT S.À R.L.,

FINCERAMICA S.P.A.,

MOHAWK INDUSTRIES, INC.,

and

MOHAWK INTERNATIONAL HOLDINGS (DE) CORPORATION

Dated

December 20, 2012

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	10
Section 1.3	Schedules and Exhibits	11

ARTICLE II
SALE AND PURCHASE

Section 2.1	Purchase and Sale	11

ARTICLE III
PURCHASE AND SALE

Section 3.1	Purchase Price	11
Section 3.2	Estimated Purchase Price	12
Section 3.3	Good Faith Negotiations	12
Section 3.4	No Delay of Closing; Post-Closing Resolution	12
Section 3.5	Closing Payments	12
Section 3.6	Payment Mechanics	13
Section 3.7	Dispute Resolution	13
Section 3.8	Excess Amount	14
Section 3.9	Shortfall Amount	14
Section 3.10	Adjustment	14
Section 3.11	Interest	14

ARTICLE IV
CLOSING

Section 4.1	Closing	14
Section 4.2	Seller Actions and Deliverables at the Closing	15
Section 4.3	Purchaser Deliverables at the Closing	16
Section 4.4	One Transaction	16

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 5.1	Authority; Enforceability	17
Section 5.2	Non-Contravention; Consents	17
Section 5.3	The Shares	17
Section 5.4	Organization; Subsidiaries	18
Section 5.5	Financial Statements	19

Section 11.13	Dispute Resolution	52

Exhibit A	Adjustment Methodologies
Exhibit B	Registration Rights and Lock-Up Agreement

INDEX OF DEFINED TERMS

Page
12/31 Balance Sheet	Exhibit A
Accounting Principles	Section 1.1(a)
Adjustment Methodologies	Section 3.2
Affiliate	Section 1.1(b)
Agents	Section 5.22(e)
Agreement	Preamble
Authorization	Section 1.1(c)
Average Closing Price	Section 1.1(d)
Base Amount	Section 3.1
Benefit Plans	Section 5.20(a)(i)
Business Day	Section 1.1(e)
Business IP	Section 1.1(f)
Capex Plan	Section 1.1(g)
Cash	Section 1.1(h)
Cash Adjustment Payment	Section 3.5
Cash Closing Consideration	Section 3.5
Closing	Section 1.1(i)
Closing Date	Section 4.1
Collective Rules	Section 5.18(b)
Company	Section 1.1(j), Recitals
Company Material Adverse Effect	Section 1.1(k)
Confidential Information	Section 1.1(l)
Confidentiality Agreement	Section 1.1(m)
Continuing Employees	Section 7.8(a)
Controlled Subsidiaries	Section 1.1(n)
Default Interest	Section 1.1(o)
Disclosure Letter	Section 1.1(p)
DOJ	Section 7.3(c)
Due Diligence Investigation	Section 6.7
EdilFriuli Bond Amount	Section 1.1(q)
Encumbrance	Section 1.1(r)
Environmental Authorizations	Section 5.25(a)
Environmental Law	Section 1.1(s)
ERISA Affiliate	Section 5.20(c)
Estimated Purchase Price	Section 3.2
Estimated Purchase Price Statement	Section 3.2
Excess Amount	Section 3.8
Exchange Act	Section 1.1(t)
Exchange Rate Calculation Time	Section 3.6
FCPA	Section 5.29
Financial Statements	Section 5.5
Finceramica	Preamble
FTC	Section 7.3(c)

v

Fundamental Representations	Section 1.1(u)
Governing Documents	Section 5.2(b)
Governmental Antitrust Authority	Section 7.3(c)
Governmental Authority	Section 1.1(v)
Hazardous Substance	Section 1.1(w)
HSR Act	Section 1.1(x)
IFRS	Section 1.1(y)
Indebtedness	Section 1.1(z)
Independent Accounting Firm	Section 3.7
Intellectual Property Rights	Section 1.1(aa)
Italian Management Incentive Payments	Section 1.1(bb)
June 30 Audited Balance Sheet	Exhibit A
Knowledge of the Company	Section 1.1(cc)
Law	Section 1.1(dd)
LIBOR	Section 1.1(ee)
LuxELIT	Preamble
Major Customers	Section 5.26
Major Suppliers	Section 5.26
Marazzi Group	Section 1.1(ff)
Material Contracts	Section 5.11
Most Recent Audited Financial Statements	Section 5.5
Most Recent Financial Statements	Section 5.5
Negotiation Period	Section 3.4
New Company Plans	Section 7.8(b)
NOL NPV Amount	Section 1.1(gg)
Non-Controlled Target Company	Section 1.1(ii)
Non-Operational Real Estate Value	Section 1.1(hh)
Non-U.S. Benefit Plans	Section 5.21
Notary	Section 1.1(jj)
NYSE	Section 6.5(f)
Other Deductions	Section 1.1(jj)
Outside Date	Section 9.1(a)
Owned IP	Section 1.1(kk)
Parcel	Section 5.15
Parent	Preamble
Parent Common Stock	Section 1.1(mm)
Parent Common Stock Consideration	Section 3.5
Parent Disclosure Letter	Section 1.1(nn)
Parent Financial Statements	Section 1.1(oo)
Parent Group	Section 1.1(pp)
Parent SEC Reports	Section 6.5(a)
Pension Liability Amount	Section 1.1(qq)
Permitted Encumbrances	Section 1.1(rr)
Person	Section 1.1(ss)
Portfolio Company	Section 1.1(tt)
Proposed Transaction	Section 1.1(uu)

Purchase Price	Section 3.1
Purchaser	Preamble
Purchaser Fundamental Representations	Section 1.1(vv)
Real Property Lease	Section 5.16
Reference Date	Section 5.5
Release	Section 1.1(ww)
Representatives	Section 1.1(xx)
Russian Management Retention Payments	Section 1.1(yy)
Russian Management Retention Plan	Section 1.1(zz)
Sarbanes-Oxley Act	Section 1.1(aaa)
SEC	Section 6.2(a)
SEC Documents	Section 1.1(bbb)
Securities Act	Section 1.1(ccc)
Securities Laws	Section 1.1(ddd)
Securitization	Section 1.1(eee)
Seller	Preamble
Seller Allocation Schedule	Section 3.5
Seller Representative	Section 7.11(a)
Sellers	Preamble
Share Cap	Section 1.1(fff)
Shares	Recitals
Short / Medium Term Financial Assets and Receivables	Section 1.1(ggg)
Shortfall Amount	Section 3.9
Specified Indebtedness	Section 1.1(hhh)
Subsidiaries	Section 5.4(b)
Subsidiary	Section 5.4(b)
Target Companies	Section 1.1(iii)
Tax	Section 1.1(jjj)
Tax Authority	Section 1.1(kkk)
Tax Liability	Section 1.1(lll)
Tax Return	Section 1.1(mmm)
Taxation	Section 1.1(jjj)
Transaction Expenses	Section 1.1(nnn)
Transaction Incentive Payments	Section 1.1(ooo)
Transaction Incentive Plan	Section 1.1(ppp)
Unpaid Russian IPO Expenses	Section 1.1(qqq)
US Tax Code	Section 1.1(rrr)
WARN	Section 5.19
Year-End Cash	Section 1.1(sss)
Year-End EdilFriuli Bond Amount	Section 1.1(ttt)
Year-End Indebtedness	Section 1.1(uuu)
Year-End Pension Liability Amount	Section 1.1(vvv)
Year-End Short / Medium Term Financial Assets and Receivables	Section 1.1(www)

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of December 20, 2012 (this “Agreement”), by and among LuxELIT S.á r.l., a Luxembourg limited liability company (“LuxELIT”), Finceramica S.p.A., an Italian corporation (“Finceramica” and together with LuxELIT, the “Sellers” and each a “Seller”), Mohawk Industries, Inc., a Delaware corporation (the “Parent”) and Mohawk International Holdings (DE) Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”).

WHEREAS, the Sellers own, beneficially and of record, all of the issued share capital (the “Shares”) of Fintiles S.p.A., an Italian corporation (società per azioni) with registered address at via B. Telesio 2, Milan (Italy), registered with the Companies Register of Milan at no. 06187460966 (the “Company”);

WHEREAS, the Purchaser desires to purchase, and each Seller desires to sell to the Purchaser, the Shares.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, when used in this Agreement, shall have the following meanings:

(a)	“Accounting Principles” shall mean IFRS consistently applied in accordance with the past practice of the Target Companies;

(b)	“Affiliate” shall mean, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that (i) in respect of any Target Company formed or incorporated in Italy, the definition of “control” shall be interpreted and construed in accordance with article 2359, paragraphs 1 and 2, of the Italian Civil Code; and (ii) in the case of the Company, the term “Affiliate” shall not include portfolio companies of the Sellers or their respective controlled Affiliates;

(c)	“Authorization” shall mean any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law;

(d)	“Average Closing Price” shall mean the average of the daily closing prices for the shares of Parent Common Stock for the thirty (30) consecutive trading days on which such shares are actually traded on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, such other source mutually agreed by the Purchaser and the Seller Representative) ending at the close of trading on the fourth (4th) trading day immediately preceding the Closing Date);

(e)	“Business Day” shall mean a day, other than a Saturday or Sunday or public holiday in New York or Italy, on which banks are open in New York and Italy for general commercial business;

(f)	“Business IP” shall mean the Owned IP and all other registered and material unregistered Intellectual Property Rights used by the Target Companies;

(g)	“Capex Plan” shall mean the plan set forth on Schedule 1.1(g) of the Disclosure Letter setting forth the planned capital expenditure of the Target Companies;

(h)	“Cash” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, the cash, bank deposits, cash equivalents (including checks for deposits received or deposited by a Target Company but not yet credited to the accounts of a Target Company) and short-term marketable investments of the Target Companies, determined in accordance with the Accounting Principles and consistent with the preparation of the Financial Statements;

(i)	“Closing” shall mean completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

(j)	“Company” shall have the meaning set forth in the recitals to this Agreement;

(k)

“Company Material Adverse Effect” shall mean any fact, circumstance, occurrence, change or event that has a material adverse effect on the business, results of operations or financial condition of the Target Companies, taken as a whole, other than any fact, circumstance, occurrence, change or event resulting from, relating to or arising out of: (i) changes in general economic conditions in any of the markets, industries or geographical areas in which any of the Target Companies operate (except to the extent that such changes materially and disproportionately have a greater adverse impact on the Target Companies, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as the Target Companies operate); (ii) any change in the financial, credit, banking, currency or capital markets in general (whether in the United States, Italy, Russia or any other country in which any of the Target Companies operate) or changes in currency exchange rates or interest rates or currency fluctuations; (iii) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in Law or in IFRS or other accounting requirements or principles imposed upon the Target Companies, including, in each case, the interpretations thereof; (v) any actions taken, or failures to take action, as contemplated or permitted by this Agreement or to which the Parent or the Purchaser has consented in writing; or (vi) the announcement of the sale or potential sale of the Company, or the announcement or the taking of any action contemplated by this Agreement, including by reason of the identity of the Parent or the Purchaser or any plans or intentions of the Parent or the Purchaser with respect to the conduct of the businesses of any of the Target Companies, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers and/or employees;

(l)	“Confidential Information” shall mean any information received or held by a Seller (or any of its Representatives) relating to the Parent or the Parent Group including, following the Closing, any of the Target Companies;

(m)	“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated August 20, 2012, between Marazzi Group and Parent;

(n)	“Controlled Subsidiaries” shall mean each Subsidiary that is directly or indirectly controlled by the Company based upon the concept of control in the definition of “Affiliate”;

(o)	“Default Interest” shall mean LIBOR plus 400 basis points per annum;

(p)	“Disclosure Letter” shall mean the letter from the Sellers to the Purchaser delivered concurrently with the signing of this Agreement;

(q)	“EdilFriuli Bond Amount” shall mean all outstanding amounts payable pursuant to the interest bearing credit facility extended by Marazzi Group in favor of EdilFriuli S.p.A. on February 23, 2004 with the principal amount of €2,500,000;

(r)	“Encumbrance” shall mean any mortgage, lien, pledge, charge, right of first refusal, encumbrance or any other security interest or rights of third parties or any agreement to create any of the foregoing;

(s)	“Environmental Law” shall mean any Law relating to the protection of the environment or, as it pertains to exposure to hazardous substances, human health or safety;

(t)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(u)	“Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.3, 5.4(a) and 5.24;

(v)	“Governmental Authority” shall mean any supra-national, national, state, municipal or local government (including any subdivision, court of competent jurisdiction, administrative agency or commission or other authority thereof), stock exchange or self-regulatory organization exercising any regulatory, taxing, importing or any other governmental authority, including the European Union;

(w)	“Hazardous Substance” shall mean any substance, material or waste that is controlled, regulated or governed by any Environmental Law as hazardous, toxic, or words of similar import;

(x)	“HSR Act” shall mean the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended;

(y)	“IFRS” shall mean the accounting principles prepared by the International Accounting Standards Board and adopted in compliance with the procedure of article 6 of the EU regulation 19 July 2002 no. 1606/2002 of the European Parliament and of the European Council as integrated by, interpreted and applied in accordance with the accounting principles issued by the Commission of the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri and by the OIC – Organismo Italiano Contabilità;

(z)	“Indebtedness” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, (a) indebtedness for borrowed money of the Target Companies or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money of the Target Companies, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, plus (b) obligations of the Target Companies under capitalized leases (as determined with respect to the Accounting Principles) to the extent accounted for as such on the Financial Statements, plus (c) net obligations of the Target Companies in respect of interest rate swaps, hedges or similar arrangements, but excluding (i) any swaps, hedges or similar arrangements related to foreign exchange and (ii) forward arrangements for the purchase of gas entered into by the Target Companies in the ordinary course of business, plus (d) the amount of the Securitization, plus (e) any accrued interest, fees, penalties, prepayment penalties resulting from the consummation of the Proposed Transaction or other expenses for obligations of the kind referred to in clauses (a) through (d) above; it being understood that in no event shall Indebtedness include any amount included as Transaction Expenses, the Pension Liability Amount or the EdilFriuli Bond Amount;

(aa)	“Intellectual Property Rights” shall mean the following intangible property and rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, together with the goodwill associated with any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any generic top level domain or country-code level domain; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights and databases (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part; reissues, extensions, reexaminations and renewals of such patents and applications; and (v) trade secrets under applicable Law, and confidential or proprietary production information, customer lists, know-how, formulas, databases, production information, compounds and other confidential or proprietary business information;

(bb)	“Italian Management Incentive Payments” shall mean an amount equal to €2,100,000 payable to the individual set forth on Schedule 1(bb) to the Disclosure Letter pursuant to the Scrittura Privata, dated July 2012 consisting of: (i) €500,000, which will become immediately payable upon the consummation of the Proposed Transaction and (ii) €1,600,000, which shall become payable in the event that (A) such individual is discharged without just cause prior to December 2013 or (B) such individual resigns within three (3) months following the consummation of the Proposed Transaction;

(cc)	“Knowledge of the Company” shall mean the knowledge of the individuals set forth on Schedule 1.1(cc) of the Disclosure Letter;

(dd)	“Law” shall mean any law, statute, common law, rule or regulation, and any judgment or order of any Governmental Authority;

(ee)	“LIBOR” shall mean (a) the offered rate of a three-month tenor which appears on the relevant page on the Reuters screen; or (b) if no offered rate appears on the relevant page of the Reuters screen or there is no relevant page on the Reuters screen, the comparable rate as quoted by Barclays or any successor to such bank;

(ff)	“Marazzi Group” shall mean Marazzi Group S.p.A.;

(gg)	“NOL NPV Amount” shall mean €20,000,000;

(hh)	“Non-Operational Real Estate Value” shall mean €11,000,000;

(ii)	“Non-Controlled Target Company” shall mean each Target Company other than the Company or any Controlled Subsidiary;

(jj)	“Notary” shall mean a notary public in Italy designated by Purchaser prior to the Closing that is reasonably acceptable to the Sellers;

(kk)	“Other Deductions” shall mean €10,000,000 consisting of items mutually agreed prior to the execution of this Agreement;

(ll)	“Owned IP” shall mean the registered and material unregistered Intellectual Property Rights owned by the Target Companies;

(mm)	“Parent Common Stock” shall mean the $.01 par value common stock of the Parent;

(nn)	“Parent Disclosure Letter” shall mean the letter from the Parent to the Sellers delivered concurrently with the signing of this Agreement;

(oo)	“Parent Financial Statements” shall mean the consolidated balance sheets (including related notes and schedules, if any) of the Parent as of September 29, 2012 and as of December 31, 2011 and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the nine (9) months ended September 29, 2012, and for each of the three (3) fiscal years ended December 31, 2011, 2010 and 2009, as filed by the Parent in the SEC Documents;

(pp)	“Parent Group” shall mean the Parent and its Affiliates from time to time;

(qq)	“Pension Liability Amount” shall mean (i) all accrued and unfunded severance indemnities, “Trattamento di Fine Rapporto”, pursuant to article 2120 Italian Civil Code and to law n. 297 of May 29 1982 and (ii) retirement benefit obligations related to Groupe Marazzi France S.A., in each case in accordance with the Accounting Principles and as recorded on the Company’s balance sheet;

(rr)	“Permitted Encumbrances” shall mean (i) those Encumbrances set forth on Schedule 1.1(rr) of the Disclosure Letter; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (iv) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (v) other imperfections of title or Encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company’s assets in the conduct of its business as presently conducted; (vi) easements, covenants, rights-of-way and other similar restrictions of record; (vii) any conditions that may be shown by a current, accurate survey or physical inspection of any real property made prior to Closing; and (viii) (A) zoning, building and other similar restrictions, (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Company has easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (viii), in the aggregate, materially impair the continued use and operation of real property used in the conduct of the business of the Company as presently conducted;

(ss)	“Person” shall mean any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association, organization, Governmental Authority, works council or employee representative body (whether or not having separate legal personality) or any other entity;

(tt)	“Portfolio Company” shall mean portfolio companies (as such term is commonly understood in the private equity industry) of the Sellers or their respective Affiliates where Sellers or their respective Affiliates “control” (as such term is defined in the definition of Affiliate) such portfolio company;

(uu)	“Proposed Transaction” shall mean the transactions contemplated by this Agreement;

(vv)	“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 6.1, 6.2, and 6.8;

(ww)	“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment;

(xx)	“Representatives” shall mean, in relation to a Person, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Person and/or of its respective Affiliates;

(yy)	“Russian Management Retention Payments” shall mean a portion of the amounts that are payable under the Russian Management Retention Plan equal to €18,100,000;

(zz)	“Russian Management Retention Plan” shall mean the plan that shall be adopted by the Parent, the Company, any of their respective Subsidiaries or any combination thereof between the date hereof and the Closing Date substantially on the terms set forth on Schedule 1(zz) to the Disclosure Letter pursuant to which certain employees of the Target Companies employed in Russia either identified on such Schedule or identified by the Company after the date hereof will be entitled to receive payments, in the form of cash and shares of Parent Common Stock, in the aggregate value (which, with respect to shares of Parent Common Stock, will be measured based on the Average Closing Price) equal to €18,805,000;

(aaa)	“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto;

(bbb)	“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a party or any of its Affiliates with any Governmental Authority pursuant to the Securities Laws;

(ccc)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(ddd)	“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Governmental Authority promulgated thereunder;

(eee)	“Securitization” shall mean the outstanding amount of assigned receivables sold or transferred without recourse to Calyon or any other arranger;

(fff)	“Share Cap” shall mean the number of whole shares of Parent Common Stock equal to 19.99% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing;

(ggg)	“Short / Medium Term Financial Assets and Receivables” shall mean to the extent not included in Cash, (a) the amount deposited to support the Target Companies’ obligations to Calyon in connection with the Securitization and (b) the EdilFriuli Bond Amount;

(hhh)	“Specified Indebtedness” shall mean Indebtedness set forth on Schedule 1.1(hhh) of the Disclosure Letter;

(iii)	“Target Companies” shall mean the Company and its Subsidiaries, and “Target Company” shall mean any of them;

(jjj)	“Tax” or “Taxation,” shall mean (a) any taxes on gross or net income or profits and gains and (b) all other direct and indirect taxes, levies, duties (including import and export duties), imposts, charges and withholdings of any nature imposed by any Tax Authority, including any excise, property, real property, value added, sales, use, occupation, transfer, stamp, franchise and payroll taxes, and any and all liability for the payment of any such amounts as a result of any successor or transferee liability, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

(kkk)	“Tax Authority” shall mean any taxing or other Governmental Authority (whether in the United States, Italy, Spain, Russia or elsewhere) competent to impose any Tax Liability, or assess or collect any Tax;

(lll)	“Tax Liability” shall mean a liability of any Target Company to make or suffer an actual payment of Tax (or an amount in respect of Tax);

(mmm)	“Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax;

(nnn)	“Transaction Expenses” shall mean (i) any amounts that are payable by the Company or any Controlled Subsidiary to (x) Eidos Partners S.r.l., (y) counsel to the Company, any Controlled Subsidiary or the Sellers, and (z) any other transaction advisor engaged by the Company, any Controlled Subsidiary or the Sellers, including accountants and data room administrators, in connection with this Agreement and the Proposed Transaction, (ii) all Italian Management Incentive Payments, (iii) all amounts that are payable by the Company or any Controlled Subsidiary to directors, officers, consultants or employees of the Company or any Controlled Subsidiary as a result of the execution of this Agreement or the consummation of the Proposed Transaction, including (A) all Transaction Incentive Payments and (B) all Russian Management Retention Payments, (iv) all Unpaid Russian IPO Expenses, and (v) all amounts that are payable to Sellers or Affiliates of Sellers by the Company or any Controlled Subsidiary as a result of the execution of this Agreement or the consummation of the Proposed Transaction, in the case of each of clauses (i) through (v), that are incurred prior to or at the Closing and either (x) are paid after December 31, 2012 and before the Closing Date or (y) are payable on or after the Closing Date; provided, that for the avoidance of doubt, any amount paid on or prior to December 31, 2012 will not be included in the computation;

(ooo)	“Transaction Incentive Payments” shall mean the sum of all amounts that are payable under the Transaction Incentive Plan;

(ppp)	“Transaction Incentive Plan” shall mean the bonus plan to be adopted by the board of directors of Marazzi Group pursuant to which payment of amounts set forth on Schedule 1(ppp) of the Disclosure Letter shall be made to the individuals listed on such Schedule on or prior to the Closing Date;

(qqq)	“Unpaid Russian IPO Expenses” shall mean all amounts that are owed to counsel and other advisors of Open Joint Stock Company KM Group in connection with its proposed 2012 initial public offering;

(rrr)	“US Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended;

(sss)	“Year-End Cash” shall mean the aggregate Cash as of the close of business on December 31, 2012;

(ttt)	“Year-End EdilFriuli Bond Amount” shall mean the EdilFriuli Bond Amount as of the close of business on December 31, 2012;

(uuu)	“Year-End Indebtedness” shall mean the sum of the outstanding Indebtedness of the Target Companies as of the close of business on December 31, 2012;

(vvv)	“Year-End Pension Liability Amount” shall mean the Pension Liability Amount as of the close of business on December 31, 2012; and

(www)	“Year-End Short / Medium Term Financial Assets and Receivables” shall mean the aggregate Short / Medium Term Financial Assets and Receivables as of the close of business on December 31, 2012.

Section	1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Agreement;

(b)	references to any United States legal term or concept shall, in respect of any jurisdiction other than the United States, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)	references to “dollars” or “$” are references to the lawful currency of the United States of America; and references to “euros” or “€” are references to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty;

(d)	any phrase introduced by the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(e)	the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; and

(f)	disclosure of any matter in any Section of the Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other sections of the Disclosure Letter or Parent Disclosure Letter, respectively, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Section. The inclusion of any item in the Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 1.3 Schedules and Exhibits. The Schedules, Disclosure Letter, Parent Disclosure Letter and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase the Shares from the Sellers, and each Seller agrees to sell and transfer the Shares owned by it to the Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances.

ARTICLE III

PURCHASE AND SALE

Section 3.1 Purchase Price. The purchase price for the Shares shall be an amount equal to, without duplication: (i) €1,170,000,000 (the “Base Amount”), (ii) minus the amount of Year-End Indebtedness, (iii) minus the amount of Transaction Expenses, (iv) minus the Year-End Pension Liability Amount, (v) minus the Year-End EdilFriuli Bond Amount, (vi) minus the Other Deductions, (vii) plus the Non-Operational Real Estate Value, (viii) plus the NOL NPV Amount, (ix) plus the Year-End Cash and (x) plus the Year-End Short / Medium Term Financial Assets and Receivables (the amount calculated pursuant to this sentence, the “Purchase Price”).

Section 3.2 Estimated Purchase Price. On or before the date that is ten (10) days prior to the anticipated Closing Date, the Sellers shall prepare and the Seller Representative shall deliver to the Purchaser a statement, certified by the Company’s Chief Financial Officer (the “Estimated Purchase Price Statement”), setting forth the Sellers’ good faith estimate of the Purchase Price as of the Closing Date (the “Estimated Purchase Price”), together with reasonable supporting detail. Such calculation shall be based on, and consistent with, the calculation methodologies set forth as Exhibit A, which shall include an illustrative calculation of the Purchase Price assuming a “Year-End” Date of June 30, 2012 (the “Adjustment Methodologies”).

Section 3.3 Good Faith Negotiations. After receipt of the Estimated Purchase Price Statement and prior to the day falling three (3) days prior to the anticipated Closing Date, the Purchaser and the Sellers shall negotiate in good faith to mutually agree upon the amounts set forth in the Estimated Purchase Price Statement, excluding the NOL NPV Amount, Non-Operational Real Estate Value and Other Deductions, none of which shall be subject to negotiation, adjustment or modification. If the Purchaser and the Sellers agree upon the amounts set forth in the Estimated Purchase Price Statement, then the Purchase Price set forth therein shall be final, conclusive, binding and non-appealable.

Section 3.4 No Delay of Closing; Post-Closing Resolution. If the Purchaser and the Sellers fail to agree upon the amounts set forth in the Estimated Purchase Price Statement at least three (3) days before the anticipated Closing Date, neither the Purchaser nor the Sellers shall delay the Closing because of such failure to agree. The Estimated Purchase Price set forth in the Estimated Purchase Price Statement delivered by the Sellers shall be deemed to apply for purposes of this Agreement. As promptly as practicable following the Closing and in no event later than fifteen (15) days following the Closing Date (the “Negotiation Period”), the Purchaser and the Sellers shall attempt in good faith to resolve any differences that they had with respect to the amounts set forth in the Estimated Purchase Price Statement, excluding the NOL NPV Amount, Non-Operational Real Estate Value and Other Deductions, none of which shall be subject to negotiation, adjustment or modification. If the Purchaser and the Sellers resolve their differences, then, upon their agreement in writing setting forth such resolution, the Estimated Purchase Price Statement, as amended to the extent necessary to reflect the resolution of their differences, shall be final, conclusive, binding and non-appealable.

Section 3.5 Closing Payments. The Estimated Purchase Price (or, if finalized pursuant to Section 3.3, the Purchase Price) shall be paid at the Closing by delivery of (i) an amount equal to the Estimated Purchase Price multiplied by 50% (the “Cash Closing Consideration”) by wire transfer to the Sellers in the proportions set forth in Schedule 3.5 of the Disclosure Letter (the “Seller Allocation Schedule”), (ii) the Parent Common Stock Consideration to the Sellers in the proportions set forth in the Seller Allocation Schedule and (iii) if applicable, the Cash Adjustment Payment. “Parent Common Stock Consideration” shall be that number of fully paid and non-assessable shares of Parent Common Stock, rounded up to the next whole share, equal to (i) the Estimated Purchase Price (or, if finalized pursuant to Section 3.3, the Purchase Price) converted into United States Dollars multiplied by 50%, divided by (ii) the Average Closing Price; provided, however, that in no event shall more than the Share Cap be issued in connection with the Closing; provided, further, that in the event the Parent Common Stock Consideration would be greater than the Share Cap if not for the imposition of the Share Cap, then Purchaser shall pay to the Sellers, in accordance with the first sentence of this Section 3.5, an additional amount in cash equal to the product of (x) the difference between the unadjusted amount of the Parent Common Stock Consideration and the

Share Cap and (y) the Average Closing Price (the “Cash Adjustment Payment”). The conversion of the Estimated Purchase Price from Euros into US Dollars and the conversion of any Cash Adjustment Payment from U.S. Dollars into Euros shall each use the exchange rate as of the Exchange Rate Calculation Time.

Section 3.6 Payment Mechanics. Any payment to a Seller to be made by wire transfer of immediately available funds pursuant to this Agreement by the Purchaser shall be made to the bank account or accounts nominated by such Seller in writing to the Purchaser at least three (3) days prior to the due date for payment. Any payment to be made pursuant to this Agreement by a Seller shall be made to the bank account nominated by the Purchaser in writing to such Seller at least three (3) days prior to the due date for payment. Unless otherwise agreed in writing, any payments by wire transfer under this Agreement shall be in immediately available funds in Euros, and if any component included in the calculation of the Purchase Price is not denominated in Euros, the exchange rates in effect at the close of business New York time on the third (3rd) Business Day (the “Exchange Rate Calculation Time”) prior to the anticipated Closing Date shall be used to convert such amount to Euros. The Purchaser shall be entitled to deduct and withhold, and shall pay over to the applicable Tax Authority, Taxes required by any applicable Law to be deducted or withheld on payments made pursuant to this Agreement; provided, however, that the Purchaser shall be entitled to rely upon any duly and properly executed certifications, affidavits or other documentation obtained by, or otherwise provided to, the Purchaser that reduces or eliminates any such required withholding. If the Purchaser so withholds any amount, such amount shall be treated for all purposes of this Agreement as having been paid to the Sellers. The Purchaser shall provide the Sellers with official government receipts (or, if no such official governmental receipts are available, executed bank payment forms) relating to such deduction or withholding within fifteen (15) Business Days after the Purchaser actually receives such receipts.

Section 3.7 Dispute Resolution. If the Purchaser and the Seller Representative are unable to agree upon the Purchase Price during the Negotiation Period, then they shall refer their remaining differences to the dispute resolution department of Grant Thornton LLP or such other independent accounting firm as the parties shall agree (the “Independent Accounting Firm”), which shall determine the Purchase Price. The Purchaser and the Seller Representative shall instruct the Independent Accounting Firm to deliver its written determination to the Purchaser and the Seller Representative no later than the forty-fifth (45th) day following the date on which the remaining differences are referred to the Independent Accounting Firm or such other date as may be specified by the parties, which written determination shall (i) be in accordance with the Adjustment Methodologies, (ii) be based solely on presentations and written submissions by Seller Representative and Purchaser to the Independent Accounting Firm, and not by independent review, (iii) set forth in reasonable detail the basis for the Independent Accounting Firm’s final determination of the Purchase Price and (iv) absent manifest error, be final, conclusive, non-appealable and binding on the parties. In determining each disputed item, the Independent Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either the Purchaser or the

Seller Representative or less than the lowest value for such item claimed by either the Purchaser or the Seller Representative, as the case may be. The fees and expenses (including VAT) of the Independent Accounting Firm shall be allocated between the Purchaser and the Parent, on the one hand, and the Seller Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted. The Purchaser and the Seller Representative shall make available to the Independent Accounting Firm and to each other all relevant books and records and working papers relating to the Estimated Purchase Price Statement (including access to personnel at the Company, the Purchaser and the Sellers who prepared and reviewed the Estimated Purchase Price Statement) and all other items reasonably requested by the Independent Accounting Firm.

Section 3.8 Excess Amount. If the Purchase Price determined pursuant to Section 3.4 exceeds the Estimated Purchase Price (if and when determined in accordance with Section 3.4 or 3.7 above) (the amount of such excess, the “Excess Amount”), then within five (5) Business Days following such determination, the Purchaser shall pay to the Sellers the Excess Amount by wire transfer of immediately available funds in the proportions set forth in the Seller Allocation Schedule.

Section 3.9 Shortfall Amount. If the Estimated Purchase Price exceeds the Purchase Price determined pursuant to Section 3.4 (if and when determined in accordance with Section 3.4 or 3.7 above) (the amount of such excess, the “Shortfall Amount”), then the Sellers shall severally, but not jointly, pay to the Purchaser, within five (5) days following such determination, the Shortfall Amount by wire transfer of immediately available funds based on the proportions set forth in the Seller Allocation Schedule.

Section 3.10 Adjustment. All payments made by a Seller to the Purchaser or by the Purchaser to a Seller under this Agreement, other than payments of interest, shall so far as possible be made by way of adjustment to the Purchase Price.

Section 3.11 Interest. If any amount due for payment in accordance with this Agreement is not paid on the due date for payment, the Person in default shall pay the Default Interest on such amount from but excluding the due date to and including the date of actual payment calculated on a daily basis.

ARTICLE IV

CLOSING

Section 4.1 Closing. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London, E14 5DS and, at the choice of Purchaser, either at the offices of the Notary or at the offices of the Italian counsel to the Purchaser in Milan on the tenth (10th) day after the satisfaction or waiver (if permissible) of each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver thereof)) and/or at such other time and location(s) as the parties to this Agreement may agree (the “Closing Date”).

Section 4.2 Seller Actions and Deliverables at the Closing. At the Closing, Sellers shall:

(a)	cause the ordinary shareholders meeting (or, as the case may be, the competent corporate body) of each of the Target Companies set forth on Schedule 4.2(a) of the Disclosure Letter to be held to resolve upon:

(i)	the appointment of the new directors and, if necessary, Statutory Auditors (permanent and alternate) designated by the Purchaser in order to replace the directors who will tender their resignation in accordance with clause (e) below and any Statutory Auditors (permanent and alternate) of the Target Companies who tender their resignation as contemplated by Section 7.15, and whose names will be notified to the Sellers at least five (5) Business Days prior to the Closing; and

(ii)	to the maximum extent allowed by Law and upon the terms set forth on Schedule 4.2(a)(ii) of the Disclosure Letter: (A) the full release and discharge through the Closing Date of all the Persons who served as directors of the relevant Target Company since May 13, 2008; (B) the full waiver of any action or claim against such directors in relation thereto; and (C) to indemnify and hold harmless the same Persons from any liabilities arising out of or otherwise relating to their respective office through the Closing Date;

(b)	duly endorse in favor of the Purchaser the relevant share certificates representing the Shares with such endorsements to be validly authenticated by the Notary;

(c)	cause the Purchaser to be registered in the shareholders’ ledger of the Company as owner of the Shares and deliver to the Purchaser the Company’s shareholders’ ledger evidencing the Purchaser’s ownership of the Shares;

(d)	deliver to the Purchaser payoff letters in forms reasonably acceptable to the Purchaser from each holder of Specified Indebtedness as of the Closing indicating the amount required to discharge the Specified Indebtedness owed as of the Closing and providing for the release of all Encumbrances securing the Specified Indebtedness upon payment therefor;

(e)	deliver to the Purchaser letters of resignation in the form set forth on Schedule 4.2(e) of the Disclosure Letter duly executed and effective as of the Closing by such directors and officers of the Controlled Subsidiaries set forth on Schedule 4.2(a) of the Disclosure Letter;

(f)	deliver to the Purchaser a certificate of an executive officer of each Seller pursuant to Section 8.2(d);

(g)	deliver to the Purchaser other certificates and documents reasonably requested by the Purchaser that are consistent with the terms hereof; and

(h)	deliver to the Purchaser a Registration Rights and Lock-Up Agreement in the form of Exhibit B executed by each of the Sellers.

Section 4.3 Purchaser Deliverables at the Closing. At the Closing, the Purchaser shall:

(a)	pay, by wire transfer of immediately available funds, the Cash Closing Consideration to the Sellers in accordance with Article III;

(b)	pay, by wire transfer of immediately available funds, the amounts specified in the payoff letters delivered pursuant to Section 4.2(d) to each applicable holder of Specified Indebtedness identified therein to the account or accounts specified therein;

(c)	deliver to the Sellers the Parent Common Stock Consideration in accordance with Article III free and clear of all Encumbrances other than restrictions on transfer provided for by applicable federal and state securities laws and Encumbrances imposed by the Registration Rights and Lock-Up Agreement;

(d)	deliver to each of the Persons who served as director of any of the Target Companies set forth on Schedule 4.2(a) of the Disclosure Letter since May 13, 2008 a written statement in the form set forth on Schedule 4.3(d) of the Disclosure Letter since May 13, 2008 to fully discharge and release, to the maximum extent allowed by Law, each such director from any liability deriving from his/her office with the relevant Target Company through the Closing Date and waive any action or claim in relation thereto;

(e)	deliver to the Sellers a Registration Rights and Lock-Up Agreement in the form of Exhibit B executed by the Parent; and

(f)	deliver to the Sellers a certificate of an executive officer of the Parent and the Purchaser pursuant to Section 8.3(c).

Section 4.4 One Transaction. All actions and transactions constituting the Closing (including, without limitation, the transfer of the Shares), regardless of the sequence of their implementation, shall be regarded for the purposes of the Closing as one single transaction, such that no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as set forth in this Agreement; provided, however, that the repayment of all Indebtedness repaid at the Closing shall be deemed to occur last, without regard to when such repayment actually occurs but nothing in this proviso shall be given any effect for purposes of determining the accuracy of the representations and warranties made by the Sellers pursuant to this Agreement, determining whether the conditions set forth in Sections 8.1 or 8.2 have been satisfied or subjecting Sellers to liability for breach following termination of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Letter, the Sellers jointly and severally represent and warrant to the Purchaser as of the date of this Agreement (except with respect to the Fundamental Representations and clauses (i) and (ii) of Section 5.2(b), which are made severally, and not jointly, by each Seller with respect to such Seller only) as follows:

Section 5.1 Authority; Enforceability.

(a)	Each Seller has the requisite corporate power and authority to execute this Agreement, perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by a Seller of this Agreement and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary corporate action on the part of the Seller and such authorization has not been subsequently modified or rescinded.

(b)	This Agreement has been duly and validly executed and delivered by each Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by the Parent and the Purchaser, a valid and binding legal obligation of such Seller, enforceable against such Seller in accordance with the terms hereof.

Section 5.2 Non-Contravention; Consents.

(a)	The execution and delivery of this Agreement by each Seller does not, and the performance of this Agreement by the Sellers will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iii) those required by reasons of the regulatory status or operations of the Parent or the Purchaser.

(b)	The execution and delivery of this Agreement by each Seller does not, and the consummation of the Proposed Transaction will not, (i) conflict with or violate any provision of the Seller’s, any Controlled Subsidiary’s or, to the Knowledge of the Company, any Non-Controlled Target Company’s memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents (collectively, “Governing Documents”), (ii) assuming all filings and notifications under the HSR Act and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any applicable Laws, or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any Material Contract, except, in the case of (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.3 The Shares.

(a)	The Sellers own, collectively, all of the Shares.

(b)	Each Seller owns its Shares free and clear of all Encumbrances. Except as set forth on Schedule 5.3(b) of the Disclosure Letter, as of the date hereof and at the Closing Date, the Seller will hold good and valid title to the Shares, free and clear of all Encumbrances.

(c)	The Shares constitute the whole of the issued share capital of the Company. All of the Shares have been validly issued and fully paid in.

(d)	There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which a Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the capital stock of the Company.

Section 5.4 Organization; Subsidiaries.

(a)	Each Seller is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted. The Company is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(b)	Schedule 5.4(b) of the Disclosure Letter contains a true and complete list of all of the Persons in which the Company owns, directly or indirectly, any capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives thereof (the “Subsidiaries” and each a “Subsidiary”).

(c)	Each of the Controlled Subsidiaries and, to the Knowledge of the Company, each of the Non-Controlled Target Companies (i) is duly organized and validly existing under the laws of its jurisdiction of organization, except where failure to be so duly organized or validly existing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) has all necessary power to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to have a Company Material Adverse Effect.

(d)	All of the outstanding shares of capital stock, shares or membership interests, other equity rights, interests or other securities of each Controlled Subsidiary, and to the Knowledge of the Company, of each of the Non-Controlled Target Companies (in each case, as to the securities owned by a Target Company), are duly and validly issued and outstanding, fully paid and non-assessable and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances, except for (i) applicable transfer restrictions pursuant to applicable Laws, (ii) Permitted Encumbrances and (iii) those Encumbrances that will be released on or prior to the Closing Date.

(e)	There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which a Seller, the Company, any Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company, is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any Controlled Subsidiary or Non-Controlled Target Company. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to any Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the capital stock of any Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company.

(f)	No Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(g)	To the Knowledge of the Company, the Company has provided to the Purchaser true and complete copies of the Governing Documents of each Controlled Subsidiary as in effect as of the date hereof.

Section 5.5 Financial Statements. Schedule 5.5 of the Disclosure Letter sets forth true and correct copies of the following financial information (the “Financial Statements”): (i) the audited consolidated balance sheet and profit and loss statements, as of and for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (the “Reference Date”) for the Target Companies (including, in each case, any related notes); (ii) the audited consolidated balance sheets and profit and loss statements as of and for the six (6) months ended June 30, 2012 (the “Most Recent Audited Financial Statements”) and (iii) the unaudited consolidated balance sheets and profit and loss statements as of and for the nine (9) months ended September 30, 2012 (the “Most Recent Financial Statements”) for the Target Companies.

Section 5.6 Financial Statement Preparation. The Financial Statements have been prepared from the books, records and accounts of the Target Companies and in accordance with the Accounting Principles throughout the periods covered thereby and present fairly in all material respects the financial condition of the Target Companies as of such dates and the results of operations of the Target Companies for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. To the Knowledge of the Company, none of the Target Companies has any material liabilities other than liabilities (i) that are reflected in the Most Recent Audited Financial Statements, (ii) were incurred in the ordinary course of business since the date of the Most Recent Audited Financial Statements or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.7 Position Since Reference Date. Since the Reference Date and through the date hereof, except as set forth on Schedule 5.7 of the Disclosure Letter or in connection with the Proposed Transaction, (i) the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the other Target Companies have not conducted their respective business in any material respect not in the ordinary course of business consistent with past practice and (ii) the Target Companies have not suffered any change in its business, operations or financial position which changes, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 5.8 Debts Owed by the Target Companies. As of the date of this Agreement, none of the Company, any Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company owes any Indebtedness of the type contemplated by clause (a) of the definition thereof in excess of €5,000,000 and no such Indebtedness of any Target Company has become due and payable, or capable of being declared due and payable, before its normal or originally stated maturity.

Section 5.9 Compliance with Applicable Laws. Each Target Company is in compliance with all applicable Laws, except for such instances of non-compliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Target Companies own, hold, possess or lawfully use in the operation of their business all Authorizations which are necessary to conduct their business in all material respects as currently conducted. Such Authorizations are valid and in full force and effect.

Section 5.10 Insurance. Each of the Company, the Controlled Subsidiaries and to the Knowledge of the Company, the Non-Controlled Target Companies, maintains insurance policies which, in all material respects, are against risks of a character and in such amounts as customary for companies of a similar size operating in the same or similar industry. Each insurance policy of the Company, the Controlled Subsidiaries, and to the Knowledge of the Company, the Non-Controlled Target Companies, is in full force and effect as of the date hereof, all premiums payable to date have been paid and to the Knowledge of the Company there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material liability under them. The insurance policy with Assicurazioni Generali is in full force and effect as of the date hereof and Marazzi Group has submitted claims in the amount of €14,500,000 under such policy with respect to the earthquakes occurring in Northern Italy during May 2012.

Section 5.11 Contracts. Schedule 5.11 of the Disclosure Letter lists all of the following contracts and agreements (other than purchase orders entered into in the ordinary course of business and other than contracts that by their terms may be terminated in the ordinary course of business upon less than sixty (60) days’ notice without penalty or premium) to which each of the Company, the Controlled Subsidiaries and to the Knowledge of the Company, the Non-Controlled Target Companies, is a party and which have not been entirely fulfilled or performed (collectively, “Material Contracts”):

(a)	any agreement that by its terms requires the payment by or on behalf of the Target Companies in excess of €2,000,000 per annum, or the delivery by the Target Companies of goods or services with a fair market value in excess of €2,500,000 per annum or provides for the Target Companies to receive payments in excess of €2,000,000 per annum;

(b)	any agreement that (x) requires any Target Company to purchase any material portion of any product or service from a third party for a purchase price in excess of €2,500,000, (y) contains a “take or pay” provision in excess of €2,000,000 per calendar year or (z) requires that any Target Company deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price of more than €2,500,000 individually or in the aggregate;

(c)	any contract that relates to an acquisition or divestiture of assets that contains covenants, indemnities or other obligations that could impose a liability greater than €5,000,000 on the Target Companies;

(d)	any agreement under which any Target Company has any outstanding Indebtedness of the type described in Section 5.8;

(e)	any agreement with any employee, officer, director or representative providing for employment for a specified term or providing for a termination, change of control, retention or similar payment in excess of €2,000,000;

(f)	any bonds or agreements of guarantee in which any Target Company acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person in excess of €1,000,000;

(g)	any partnership or joint venture agreements that are either (i) material to the operations of the Company and its Subsidiaries, taken as a whole, or (ii) could require any payment or contribution in excess of €2,000,000;

(h)	any agreement that provides for the payment of any amount as a result of the execution, delivery or performance of this Agreement or the consummation of the Proposed Transaction in excess of €2,000,000 individually or in the aggregate;

(i)	any agreement limiting or restraining in any material respect any Target Company or any successor thereto from engaging or competing in any manner, in any location or in any business;

(j)	any agreement with a third party providing for the operation by third party of all or a material portion of the quarrying, manufacturing or shipping operations of the Company and its Subsidiaries, taken as a whole, in the United States, Italy or Russia that provide for annual payments in excess of €2,000,000; or

(k)	any agreement providing that a Target Company indemnify any Person, other than in the ordinary course of business or for agreements for which the Target Company’s liability for indemnification is limited to €2,000,000 or less.

Section 5.12 Enforceability of Material Contracts; Defaults under Material Contracts. Sellers have provided to the Purchaser a correct and complete (other than redactions of pricing information and immaterial information) copy of each written Material Contract and, if oral, a written description of the material terms of such oral Material Contract. Each of the Material Contracts is in full force and effect and there exists no default under any such Material Contracts by the Company, the Controlled Subsidiaries and to the Knowledge of the Company, the Non-Controlled Target Companies or, to the Knowledge of the Company, any other party to such

Material Contracts or any event which will create a default thereunder by the Target Companies, that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation, or limitation of, or any material amendment, material modification, or material change to any Material Contract.

Section 5.13 Litigation. As of the date hereof, there is no action, claim, suit, arbitration, or proceeding pending before any Governmental Authority, or to the Knowledge of the Company, threatened in writing, against any of the Target Companies that (a) involves a claim in excess of €500,000, (b) involves a claim for an unspecified amount which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (c) seeks injunctive relief that is reasonably likely to be granted and would be material to the Company and its Subsidiaries, taken as a whole.

Section 5.14 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Target Companies own all of the rights and interests in and have title, in each case free from Encumbrances other than Permitted Encumbrances, to, or have a valid license to, all of the Business IP; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property (which is addressed below in this Section 5.14). To the Knowledge of the Company as of the date hereof, no material item of the Owned IP is subject to any injunction, judgment, order, decree, ruling, or charge. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand as of the date hereof is pending or, to the Knowledge of the Company, is threatened in writing that challenges the legality, validity, enforceability, use, or ownership of any material item of Owned IP. To the Knowledge of the Company, no material operations of any Target Company or any product manufactured or distributed by any Target Company, as conducted or manufactured during the two (2) years prior to the date hereof has infringed, violated or misappropriated the Intellectual Property of any Person in any material respect. The representations and warranties set forth in this Section 5.14 are the sole and exclusive representations and warranties of the Sellers with respect to intellectual property matters.

Section 5.15 Real Property. Schedule 5.15 of the Disclosure Letter is a true, correct and complete list of all material real property owned by the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies (and the address of such real property) and the name of the applicable owner as of the date of this Agreement. With respect to each such parcel of owned real property (a “Parcel”) listed on Schedule 5.15 of the Disclosure Letter:

(a)	the entity owning such Parcel has good and marketable title to such Parcel (including all rights necessary to operate its business in all material respects as presently conducted), free and clear of all Encumbrances other than Permitted Encumbrances, which do not have and are not reasonably likely to, individually or in the aggregate, impair in any material respect the current use or occupancy of property subject thereto;

(b)	to the Knowledge of the Company, all facilities have received all material approvals of Governmental Authorities (including Authorizations) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable material Law (including Laws relating to safety at work, hygiene, fire prevention and fitness for use);

(c)	there are no subleases, licenses, concessions or other written agreements granting to any party the right of use or occupancy of any portion of any material Parcel or rights to purchase any material Parcel or any portion thereof or interest therein;

(d)	there are no parties (other than the Target Companies) in possession of any Parcel, other than tenants under any leases who are in possession of space to which they are entitled; and

(e)	to the Knowledge of the Company, each material structure on any Parcel is in sufficient repair and operating condition for the conduct of the business of the Target Companies in all material respects as currently conducted.

Section 5.16 Leased Property. Schedule 5.16 of the Disclosure Letter sets forth all real property used by the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies pursuant to leases, subleases, licenses and/or any other types of occupancy agreements, that are material to the continued operation of the business of the Target Companies, taken as a whole and as currently operated (any such lease, license or other occupancy agreement, individually, a “Real Property Lease”). A Target Company has a valid and enforceable leasehold interest under each of the Real Property Leases, and, to the Knowledge of the Company, no Target Company has received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default by a Target Company under any of the Real Property Leases, except such defaults that do not have and are not reasonably likely to have, in the aggregate, a Company Material Adverse Effect. The Company has provided to the Purchaser true and complete copies, in all material respects, of the Real Property Leases as in effect as of the date hereof, together with all material amendments, modifications or supplements, if any, thereto, including any transfers, assignments or subleases thereof to which a Target Company is a party.

Section 5.17 Personal Property. Each of the Company, the Controlled Subsidiaries and to the Knowledge of the Company, the Non-Controlled Target Companies (a) owns, leases or licenses from third parties all material tangible personal property required to conduct its and their respective businesses in all material respects as presently conducted, (b) has good and valid title to all such tangible personal property owned by it or them, free and clear of all Encumbrances except for Permitted Encumbrances, and (c) upon consummation of the Proposed Transaction, will be entitled to continue to use all such tangible personal property which is currently employed by it or them in the conduct of their respective businesses in all material respects as presently conducted.

Section 5.18 Employment Matters. Schedule 5.18 of the Disclosure Letter lists all of the following:

(a)	a list of all employees, consultants, officers, directors and agents (including “collaboratori a progetto” and “collaboratori coordinati e continuative”) of the Company and each Controlled Subsidiary with an annual base salary or compensation in excess of €250,000 or equivalent local currency;

(b)	(x) all current recognition, procedural or other agreements between any Controlled Subsidiary and any trade union (whether independent or not), works council, European works council or other body representing its employees or any of them, and (y) all local collective bargaining agreements and pension fund regulations but excluding any national collective bargaining agreements (collectively the “Collective Rules”); and

(c)	a description of any material share incentive scheme, share option scheme or profit sharing, bonus, severance scheme, or other incentive scheme applicable to any of the current or former directors or employees of the Company or any Controlled Subsidiary under which the Company or any Controlled Subsidiary has any obligation.

Section 5.19 Labor Matters. To the Knowledge of the Company, no Target Company is involved in any labor or trade disputes that involves a claim in excess of €1,000,000 with any trade union, association of trade unions, works council, European works council or body representing the employees of any Target Company or any material number or category of its employees, and to the Knowledge of the Company, no such dispute is pending or threatened. None of the Company, any Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company is party to any collective bargaining agreement or other agreement with any labor union or any other similar organization. No labor union or similar organization currently represents the employees of the Company, any Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company, and to the Knowledge of the Company, no labor union or similar organization, or any employees of any Target Company have taken any action with respect to organizing the employees of any Target Company. None of the Company, any Controlled Subsidiary or, to the Knowledge of the Company, any Non-Controlled Target Company in the United States has, in the last three (3) years, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of any Target Company in the United States without complying with the notice requirements and other provisions of WARN which could cause any liability any Target Company.

Section 5.20 Employee Benefits. The following representations in this Section 5.20 apply exclusively to the Target Companies’ United States operations:

(a)	Generally.

(i)

Except for the plans contemplated by this Agreement, Schedule 5.20(a)(i) of the Disclosure Letter lists all material employee benefit plans and employment or severance agreements or other similar arrangements to which the Company, the Controlled Subsidiaries or, to the Knowledge of the Company, any Non-

Controlled Target Company is a party or by which any of them is bound or has any liability (collectively, the “Benefit Plans”), including (a) any profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, performance units, pension, retainer, consulting, retirement, severance, change of control, supplemental unemployment benefits, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for “fringe benefits,” perquisites or “survivor benefits” to employees, officers, directors or agents or their respective beneficiaries, (c) any hospitalization, health, welfare, dental, disability, life insurance or other benefit plan, or (d) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not such arrangement is subject to ERISA.

(ii)	The Sellers have provided to the Purchaser true and complete copies of all Benefit Plans and, with respect to each Benefit Plan, if applicable, (a) the current summary plan description and any master or prototype plan document(s) and material modifications thereto, (b) the Form 5500 filed in the two most recent plan years, (c) the most recent determination letter from the Internal Revenue Service, (d) the two most recent actuarial reports or other financial statements of each of the Benefit Plans, (e) trust agreements or other funding arrangements for each Benefit Plan (including insurance contracts), and (f) copies of any filings within the past three years with the Internal Revenue Service or for any Target Company’s internal records under Revenue Procedure 2008-50 or its successor revenue procedure and any filings within the past three (3) years with the Department of Labor under its Voluntary Fiduciary Correction Program, if any.

(iii)	The Benefit Plans have been operated in all material respects in compliance with their terms and the applicable provisions of ERISA, if any, the regulations and published authorities thereunder, and all other Laws applicable to the Benefit Plans. There are no actions (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against any Target Company or any Benefit Plan or its assets, or arising out of any of the Benefit Plans which could reasonably be expected to result in material liability to any Target Company. No Benefit Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or other regulatory agency and, to the Knowledge of the Company, no such audit or investigation is threatened. No prohibited transaction (within the meaning of Section 4975 of the US Tax Code or 406 of ERISA) has occurred with respect to any of such Benefit Plan that could reasonably be expected to result in material liability to any Target Company.

(iv)	Except as otherwise contemplated by this Agreement, the execution of, and performance of the Proposed Transaction, either alone or together with any additional or subsequent events, will not constitute an event under any Benefit Plan that will result in any payment in excess of $500,000 (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Target Companies.

(v)	No Benefit Plan is subject to the terms of any collective bargaining agreement.

(vi)	All contributions due from the Company or any Controlled Subsidiary with respect to any Benefit Plan have been timely made or have been properly accrued as liabilities in all material respects of the Company or any Controlled Subsidiary and reflected in the financial statements of the Company or any Controlled Subsidiary in accordance with the terms of such Benefit Plan and applicable Law.

(vii)	None of the Target Companies is a party to any agreement, contract, arrangement or plan that has resulted or will result, separately or in the aggregate in any payment of any “excess parachute payment” within the meaning of US Tax Code Section 280G (or similar provisions of state, local or foreign Tax law).

(b)	Qualified Plans. Each Benefit Plan that is intended to be qualified under Section 401(a) of the US Tax Code and any trust maintained pursuant thereto has received a determination letter to such effect and that any such trust is exempt from federal income taxation under Section 501(c) of the US Tax Code, and nothing has occurred with respect to the operations of the Benefit Plans which is reasonably likely to cause the loss of such qualification or exemption.

(c)	Title IV Plans. Each Target Company and its ERISA Affiliates do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and US Tax Code Section 414(j)), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)), (iii) a “multiple-employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or US Tax Code Section 413(c)), or (iv) a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). Each Target Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA. For purposes of this Agreement, the term “ERISA Affiliate” of any Target Company means any other entity which, together with the Target Company, would be treated as a single employer under US Tax Code Section 414 or ERISA Section 4001(b).

(d)	Post-employment Plans. Neither the Company nor any Controlled Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan that provides benefits to retirees other than (i) benefit continuation rights under Section 4980B of the US Tax Code or Part 6 of Subtitle B of Title I of ERISA, or similar state law, (ii) benefits under insured plans maintained by the Company or such Controlled Subsidiary (as the case may be) provided in the event an employee is disabled at the time of termination of the employee’s employment with the Company or such Controlled Subsidiary (as the case may be) and the conversion privileges provided under such insured plans, (iii) coverage otherwise mandated by applicable Law, (iv) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, and (v) deferred compensation benefits accrued as liabilities on the books of the Company or any Target Company and disclosed on their financial statements.

Section 5.21 Non-U.S. Benefit Plans. Except as set forth in Schedule 5.21 of the Company Disclosure Letter, the Target Companies do not maintain any benefit arrangements maintained outside of the United States including any deferred compensation agreements, executive compensation plans, bonus plans, profit-sharing plans, pension plans, severance pay or retirement plans, share option plans, employee share purchase plans, private life insurance plans or hospitalization insurance plans (the “Non-U.S. Benefit Plans”). With respect to each Non-U.S. Benefit Plan, (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance, or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current or former participants in such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities. Except as set forth in Schedules 5.21 and 5.22(c) of the Company Disclosure Letter, and except as otherwise contemplated in this Agreement, the execution of, and performance of the Proposed Transaction, either alone or together with any additional or subsequent events, will not constitute an event under any Non-U.S. Benefit Plan that will result in any payment in excess of €2,000,000 (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Target Companies.

Section 5.22 Italian Employment and Labor Matters. The following representations in this Section 5.22 apply exclusively to the Target Companies’ Italian operations:

(a)	Except for the employees listed on the books and records of Marazzi Group as employees, to the Knowledge of the Company no other person (including consultants, collaboratori a progetto, temporary workers, agents, stagiaires, trainees, apprentices, and fixed-term/seasonal employees, also hired in the past) has the right to claim the status of employees (if they do not currently have employment status), or permanent employees (if they currently are under a fixed-term employment agreement) of Marazzi Group under applicable Law, with an annual base salary in excess of €250,000, or which would otherwise entitle such persons, or any labor union or government agency acting on behalf of such persons, to collect from Marazzi Group any wages, benefits, severance indemnities, social security charges or any other sums of any nature. To the Knowledge of the Company, the employees listed on the books and records of Marazzi Group have been properly classified in the legal and collective bargaining employment categories according to the duties, tasks and responsibilities entrusted to them as per the employment contracts or performed on a de facto basis and none of them could validly claim to be reclassified in a higher employment level.

(b)	Marazzi Group are in material compliance with the Collective Rules (which for purposes solely of this Section 5.22(b), shall include the National Collective Agreement) and all other applicable Laws on employment.

(c)	There are no contracts, resolutions or other arrangements currently in force between Marazzi Group and the employees providing for “golden parachutes” bonuses, deferred compensation, length of notice required to terminate the employment other than such as may be required by Law or by the Collective Rules, stability pacts, limitations on the termination of employment agreements or to guarantee a certain total number of employees or to maintain or hire a specific number of employees or economic benefits. To the Knowledge of the Company, Marazzi Group has not entered into or promised any restructuring plan that provides for the above-mentioned benefits or limitations.

(d)	All social security and pension contributions due by Marazzi Group have been duly paid and provisions for TFR (i.e., severance indemnity) and other reserve with regard to any other amount due or right accrued but not payable are fully and properly made and recorded in the statutory accounts of Marazzi Group and/or in the books and records of Marazzi Group.

(e)	Schedule 5.22(e) of the Disclosure Letter sets forth a complete list of all agents, sales agents, distributors and business finders of Marazzi Group (collectively the “Agents”), and their respective applicable individual and collective bargaining agreements (if any and if applicable) to whom aggregate payments in excess of €250,000 were made in the twelve months ended September 30, 2012. Marazzi Group are in compliance with all individual and collective bargaining agreements with their Agents and they have satisfied in all respects their legal and contractual obligations (including social security issues) towards them and none of the Agents has the right to claim the acknowledgement of a subordinate employment relationship with Marazzi Group.

Section 5.23 Taxes.

(a)	For all taxable periods beginning on or after January 1, 2008 for which the period of assessment or collection has not lapsed:

(i)

(A) all material Tax Returns required to be filed by or on behalf of the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), (B) each such Tax Return of the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies was true, correct and complete in all material respects when filed and (C) all amounts shown on such Tax Returns of the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the

Non-Controlled Target Companies as due, and all other material Taxes that have become due and payable by the Company, any Controlled Subsidiary and, to the Knowledge of the Company, the Non-Controlled Target Companies have been fully paid;

(ii)	the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies have complied in all material respects with all applicable Laws in force at the applicable time relating to the payment, collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees or other amounts paid or owing to any independent contractor, creditor, stockholder or other third party);

(iii)	all material deficiencies asserted or assessments made in respect of a Tax Return filed by or on behalf of the Company, any Controlled Subsidiary and, to the Knowledge of the Company, the Non-Controlled Target Companies that have been claimed in writing by any Tax Authority have been fully paid or are being contested in good faith and none of the Company, any Controlled Subsidiary and, to the Knowledge of the Company, the Non-Controlled Target Companies has been notified in writing of any other material audits or investigations by any Tax Authority relating to any Tax Return filed by or on behalf of any such Target Company; and

(iv)	to the Knowledge of the Company, no material claim has been made in writing to the Company, any Controlled Subsidiary or any Non-Controlled Target Companies by any Tax Authority in a jurisdiction in which such entity does not file Tax Returns that such entity is or may be subject to Taxation by that jurisdiction.

(b)	None of the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group in which it currently is a member, for which it has any current or future liability for Taxes.

(c)	None of the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies is party to any Tax sharing, indemnity or similar agreement (other than such an agreement solely among the Target Subsidiaries) that will not be terminated on or before the Closing Date without any future liability to the Company, the Controlled Subsidiaries or, to the Knowledge of the Company, the Non-Controlled Target Companies (including for past Taxes).

(d)	Schedule 5.23(d) of the Disclosure Letter lists all elections that have been filed by the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies under United States Treasury Regulations Section 301.7701-3 (and each similar provision of state, local or foreign Law).

(e)	None of the Company, the Controlled Subsidiaries and, to the Knowledge of the Company, the Non-Controlled Target Companies currently is the beneficiary of any currently effective extension of time within which to file any Tax Return that has not already been filed and none of the Company, any Controlled Subsidiary, and, to the Knowledge of the Company, any Non-Controlled Target Company waived or extended any statute of limitations in respect of Taxes which have not already been paid.

Section 5.24 Brokers and Finders. Neither the Sellers, the Company, the Controlled Subsidiaries or, to the Knowledge of the Company, the Non-Controlled Target Companies have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction.

Section 5.25 Environmental Matters.

(a)	(i) The Company and the Controlled Subsidiaries possess, and, since January 1, 2010, have possessed, all Authorizations required by Environmental Laws for the conduct of its respective business (collectively, “Environmental Authorizations”), except where the failure to possess such Environmental Authorizations does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the Company and the Controlled Subsidiaries are and, since January 1, 2010, have been in compliance with all applicable Environmental Laws and Environmental Authorizations, except for matters which have been resolved or for noncompliance that does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) there are no lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened, against any Controlled Subsidiary or any of their respective predecessors alleging the violation of, noncompliance with or liability under any applicable Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) no notice under any Environmental Law has been received from any Governmental Authority that is currently outstanding concerning the Release or possible Release of Hazardous Substances, or requiring an investigation for Hazardous Substances, at any location owned, operated or leased, now or in the past, by the Company or the Controlled Subsidiaries, the subject matter of which notice would reasonably be expected to have a Company Material Adverse Effect; (v) to the Knowledge of the Company, there are no Hazardous Substances on, at, under, or migrating to or from, (A) any property currently owned, operated or leased by the Company or its Controlled Subsidiaries or (B) any property formerly owned, operated or leased by the Company or its Controlled Subsidiaries, or any of their respective predecessors, in each case, that could reasonably be expected to result in liability under Environmental Law, except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; and (vi) to the Knowledge of the Company, none of the Company, its Controlled Subsidiaries, or any of their respective predecessors, have used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location (x) in violation of any Environmental Law or (y) listed on the National Priorities List or any similar state or foreign list of contaminated sites, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b)	The Company has provided to the Purchaser true and complete copies and results of any material reports, studies, analyses, tests, or monitoring in the possession of the Company and the Controlled Subsidiaries with respect to Hazardous Substances on, at, under, or migrating to or from any property currently or formerly owned, operated, or leased by the Company, the Controlled Subsidiaries or any of their respective predecessors, or concerning compliance by any of the foregoing with Environmental Law.

(c)	The representations and warranties set forth in this Section 5.25 are the sole and exclusive representations and warranties of the Sellers with respect to environmental matters.

Section 5.26 Suppliers and Customers. Schedule 5.26 of the Disclosure Letter sets forth a list of (i) the ten (10) largest suppliers (by dollar amount) to the Target Companies, taken as a whole, since January 1, 2012 (“Major Suppliers”) and (ii) the ten (10) customers with the highest dollar amount of purchases or services from the Target Companies, taken as a whole, since January 1, 2012 (“Major Customers”). No Major Supplier or Major Customer has since January 1, 2012 materially decreased or limited, or to the Knowledge of the Company, threatened to materially decrease or limit, its provision or receipt of services to or from any of the Target Companies. No termination, cancellation or limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) of any Target Company has occurred or, to the Knowledge of the Company, is threatened with any Major Supplier or Major Customer.

Section 5.27 Products. Except as does not have and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, all products designed, manufactured, sold, distributed, leased, installed, delivered or held in inventory by the Target Companies are free from any material defects and conform in all material respects with all customary and reasonable standards for products of such type, subject to the reserve for product warranty claims set forth on the face of the Company Financial Statements.

Section 5.28 Related Party Transactions. None of the Sellers, any Affiliate of Sellers (other than Portfolio Companies), any officer, director or other management employees of the Company or any Controlled Subsidiary (each, a “Related Party”) and, to the Knowledge of the Company, none of the Non-Controlled Target Companies, any officer, director or other management employees of a Non-Controlled Target Company or the employees or shareholders of any Controlled Subsidiary or any Non-Controlled Target Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of, consultant to or contractor for any Person that does business with, or has any contractual arrangement with, the Company, any Controlled Subsidiary or, to the knowledge of the Company, any Non-Controlled Target Company (solely with respect to any non-arm’s length arrangements between any such person and a Non-Controlled Target Company) (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded and with respect to intercompany arrangements between the Company and Controlled Subsidiaries).

Section 5.29 FCPA Matters. To the Knowledge of the Company, since January 1, 2010, and except as has been previously disclosed to Purchaser or Parent, no Target Company (including any of their respective officers, directors, agents, or employees) has, directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Target Companies in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”) or, in violation of the FCPA (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 5.30 No Further Representations. Notwithstanding anything contained in this Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article V, and in entering into this Agreement and acquiring the Shares from the Sellers, each of the Parent and the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Target Companies or any of their businesses or in any materials provided to the Parent or the Purchaser during the course of its Due Diligence Investigation of the Target Companies, other than those representations and warranties set forth in this ARTICLE V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

The Parent and the Purchaser represent and warrant to the Sellers as of the date of this Agreement as follows:

Section 6.1 Authority; Enforceability.

(a)	Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by each of the Parent and the Purchaser of this Agreement and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Purchaser, respectively, and such authorization has not been subsequently modified or rescinded.

(b)	This Agreement has been duly executed and delivered by the each of the Parent and the Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Sellers, a valid and binding legal obligation of each of the Parent and the Purchaser, enforceable against the each of the Parent and the Purchaser in accordance with the terms hereof.

(c)	The shares of Parent Common Stock representing the Parent Common Stock Consideration have been duly authorized by all necessary corporate action on the part of the Parent and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances, other than restrictions on transfer provided for by applicable federal and state securities laws and Encumbrances imposed by the Registration Rights and Lock-Up Agreement.

Section 6.2 Non-contravention; Consents.

(a)	The execution and delivery of this Agreement by the Parent and the Purchaser do not, and the performance of this Agreement by the Parent and the Purchaser will not, require any consent, approval or Authorization of, or filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay either the Parent or the Purchaser from consummating the transactions contemplated hereby, and (iii) as may be required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange.

(b)	The execution and delivery of this Agreement by the Parent and the Purchaser do not, and consummation of the Proposed Transaction will not, (i) conflict with or violate any provision of the Governing Documents of the Purchaser, (ii) assuming all filings and notifications under the HSR Act and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent or the Purchaser or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement or contract to which the Parent or the Purchaser is a party, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, materially impair or delay either the Parent or the Purchaser from consummating the Proposed Transaction.

Section 6.3 Organization. Each of the Purchaser and the Parent is duly organized and validly existing under the laws of its respective jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is being conducted at the date of this Agreement.

Section 6.4 Litigation. There is no litigation, arbitration, or administrative proceeding pending, or to the knowledge of the Parent or the Purchaser, threatened in writing, against the Parent or the Purchaser that seeks to, and neither the Parent nor the Purchaser is subject to any judgments, decrees, injunctions or orders of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to enjoin, rescind or materially delay the ability of the Parent and the Purchaser to effect the Closing or otherwise prevent the Parent or the Purchaser from performing in all material respects their obligations hereunder.

Section 6.5 Financial Statements; Filings; No Undisclosed Liabilities.

(a)	Parent has timely filed all SEC Documents required to be filed by the Parent since January 1, 2010 (together with all such SEC Documents filed, whether or not required to be filed the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. To the extent required by Securities Laws, each Parent SEC Report was accompanied by the certificates required to be filed or submitted by the Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certificate, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act. No member of the Parent Group other than the Parent is required to file any SEC Documents.

(b)	Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement and prior to Closing, complied as to form in all material respects with applicable Securities Laws and other applicable laws, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of the Parent and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)

The Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Parent in the reports that it is required to file or submit, or files or submits, under the Securities Act and the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Parent are being made only in accordance with authorizations of management and directors of the Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on its financial statements. The Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and has identified for the Parent’s auditors and audit committee of the Parent’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(d)	Since January 1, 2010 through the date of this Agreement, (i) neither the Parent nor any of its subsidiaries nor any director, officer, employee, auditor or accountant of the Parent or any of its subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, that the Parent or its subsidiaries have engaged in illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Parent or any of its subsidiaries, whether or not employed by the Parent or any of its subsidiaries, has reported to the board of directors of the Parent or any committee thereof or to any director or officer of the Parent any evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2010, by the Parent or any of its officers, directors, employees or agents. To the knowledge of the executive officers of the Parent and except as set forth in Section 6.5(d) of the Parent Disclosure Letter, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Parent or any of its subsidiaries or any malfeasance by any executive officer of the Parent.

(e)	There are no outstanding or unresolved comments from any comment letters received by the Parent from the SEC relating to any of the Parent SEC Reports. To the knowledge of the executive officers of the Parent, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(f)	The Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Parent has not, in the preceding twelve (12) months, received notice from the NYSE to the effect that the Parent is not in compliance with the listing or maintenance requirements of the NYSE. The Parent is, and, assuming the consummation of the Proposed Transactions, has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(g)	To the knowledge of the executive officers of the Parent, none of the Parent or its subsidiaries has any material liabilities other than liabilities (i) that are reflected in the Parent Financial Statements, (ii) were incurred in the ordinary course of business since January 1, 2012 or (iii) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries, taken as a whole.

Section 6.6 Position Since Reference Date. Since the Reference Date and through the date hereof, except as set forth in the Parent Disclosure Letter or in connection with the Proposed Transactions, the Parent and its subsidiaries have not (i) conducted its business in any material respect not in the ordinary course of business consistent with past practice or (ii) suffered any change that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries, taken as a whole.

Section 6.7 Investigation. The Parent and the Purchaser have been afforded reasonable access to the books, records, facilities and personnel of the Target Companies for purposes of conducting a due diligence investigation of the Target Companies. The Parent and the Purchaser have conducted a reasonable due diligence investigation of the Target Companies and have received satisfactory answers to all inquiries they have made respecting the Target Companies and their businesses (the “Due Diligence Investigation”). Each of the Parent and the Purchaser hereby acknowledges and agrees that the Sellers do not make any representations or warranties to the Parent or the Purchaser, express or implied, other than those representations set forth in Article V.

Section 6.8 Brokers and Finders. Neither the Parent, the Purchaser nor any of the Parent’s other Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction.

Section 6.9 No Further Representations. Notwithstanding anything contained in this Article VI or any other provision of this Agreement, it is the explicit intent of each party hereto that the Purchaser is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article VI, and in entering into this Agreement and distributing the Parent Common Stock to the Sellers, the Sellers expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Purchaser or its businesses or in any materials provided to the Sellers during the course of its due diligence investigation of the Purchaser, other than those representations and warranties set forth in this Article VI.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of the Business.

(a)	From the date of this Agreement until the Closing Date, except as (i) otherwise contemplated in this Agreement or in the Disclosure Letter, (ii) set forth in the Capex Plan, or (iii) set forth on Schedule 7.1(a) of the Disclosure Letter, the Sellers shall cause the Controlled Subsidiaries to (i) operate their respective businesses in the ordinary course of business, consistent with past practice and in compliance with the existing governance and business policies and (ii) without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)	sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets (including intangible assets) which are material, individually or in the aggregate, to the business of the Target Companies as currently conducted, provided, however, that none of the Target Companies shall take any of the foregoing actions with respect to the non-operational real estate without the prior written consent of the Parent;

(ii)	make or incur capital expenditures in an aggregate amount exceeding €2,000,000 other than as set forth in the Capex Plan;

(iii)	(A) commence any claim other than in accordance with past practices or (B) compromise, settle or grant any release of any claim relating to any pending litigation or arbitration where the amount involved exceeds €1,000,000 or involves a material restriction upon the operations of any Target Company;

(iv)	(A) amend or otherwise modify (including by entering into a new Material Contract with such party or otherwise) any of its Material Contracts in such a way as to materially reduce the expected business or economic benefits thereof other than in the ordinary course of business, (B) amend or otherwise modify (including by entering into a new agreement with such party or otherwise) any of the agreements with members of the management of any Target Company in Russia that are to become effective upon the consummation of the Proposed Transaction; (C) terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract, (D) enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract, in each case except as contemplated by this Agreement or as required by Law, or (E) enter into any agreement with a Related Party that is not on an arms’ length basis;

(v)	amend any of the Governing Documents of any Target Company;

(vi)	modify, amend, terminate or permit the lapse of, in any material manner, any lease of, operating agreement or other agreement relating to any real property material to the businesses of the Target Companies (except for the lapse or termination of any lease or agreement in accordance with its terms or the renewals of existing leases in the ordinary course of business);

(vii)	delay payments to vendors or suppliers beyond normal and ordinary payment terms (except with respect to payment obligations being contested in good faith) in any material respect or offer any material inducements or incentives to customers to pay earlier than normal and ordinary payment terms;

(viii)	grant to any employee any material increase in compensation or benefits, except (A) for normal salary increases following performance reviews and payment of any performance-based incentives upon the achievement of performance goals with respect to plans in effect immediately prior to the date of this Agreement, (B) in connection with any newly hired employees filling positions that are, as of the date of this Agreement, vacant (or which become vacant due to terminations of employment and/or promotions) and in connection with any promotions, (C) as may be required under existing U.S. Benefit Plans or Non-U.S. Benefit Plans, (D) as may be required by applicable Law or contemplated by this Agreement, (E) as may be required by any employment agreement in effect as of the date hereof; (F) as may be required by any collective bargaining agreement, national collective bargaining agreement or similar arrangement with a union, trade union or works council set forth in the Disclosure Letter or (G) for the adoption of and grant of awards pursuant to the Transaction Incentive Plan and selection of participants and their respective award amounts (to the extent such participants and their award amounts are not listed on Schedule 1(zz) to the Disclosure Letter) in the Russian Management Retention Plan;

(ix)	increase the aggregate amounts payable by the Target Companies pursuant to the Transaction Incentive Plan;

(x)	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock or any other equity of any Target Company, or declare or pay any dividend or make any other distribution in respect of any Target Company;

(xi)	increase or reduce their respective share capital, or issue, grant or sell any stock, other equity interests, options, rights or warrants in any Target Company;

(xii)	adjust, split, combine or reclassify any capital stock or other equity of any Target Company;

(xiii)	purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers, or purchase of any assets, in any Person, or otherwise acquire direct or indirect control over any Person;

(xiv)	permit any of the Target Companies’ assets to become subjected to any Encumbrance other than (x) those Encumbrances existing prior to the date of this Agreement which would be removed at or prior to Closing or (y) Permitted Encumbrances;

(xv)	change or amend any material Tax elections or Tax Returns filed on or prior to the date hereof, except in each case, in the ordinary course of business or as required by applicable Law;

(xvi)	make any material change to any Tax or accounting method or system of internal accounting control, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or IFRS or in the ordinary course of business; or

(xvii)	authorize any of, or commit or agree to take any of, the foregoing actions.

(b)	Within thirty (30) Business Days (or in the case of January 2013, within forty-five (45) Business days) following the end of each calendar month, the Sellers shall deliver to Purchaser the unaudited consolidated balance sheets and profit and loss statements of the Target Companies.

Section 7.2 Further Assurances. Each of the parties hereto will use its respective commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Proposed Transaction (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII).

Section 7.3 Filings; Reasonable Cooperation.

(a)	Each of the Sellers and Purchaser agree to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable antitrust laws and regulations to consummate and make effective the Proposed Transaction, which actions shall include furnishing all information and documents required by applicable Law in connection with approvals of or filings with any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust laws (“Governmental Antitrust Authority”), including filing, or causing to be filed, as promptly as practicable, except that any required notification and report forms under the HSR Act will be filed with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) no later than January 4, 2013 following the execution and delivery of this Agreement, and any notification form to other competent Governmental Antitrust Authorities (as listed in Schedule 8.1(a)) will be filed as promptly as practicable, and in any event no later than January 31, 2013.

(b)	Each of the Sellers and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust merger control laws, permit the other party to review any filing or submission prior to forwarding to any Governmental Antitrust Authority and accept any reasonable comments made by that other party. The Sellers and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and other Governmental Antitrust Authorities and shall comply as promptly as practicable with any such inquiry or request. Each of the Sellers and the Purchaser agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority in connection with the transactions contemplated by this Agreement, unless it consults with the respective other party in advance and, to the extent not prohibited by such governmental entity, gives the respective other party the opportunity to attend and participate. Purchaser shall be responsible for the payment of all filing fees or other disbursements to the applicable Governmental Authorities in connection with obtaining any approvals or making the notifications or filings required for the purposes of satisfying the conditions set forth in Article VIII (including, without limitation, document translation fees or third party expert fees but not including the costs of each party’s own legal advisors).

(c)	Notwithstanding anything in this Section 7.3 to the contrary, nothing in this Section 7.3 shall require, or be deemed to require, the Parent or the Purchaser to propose, negotiate, offer to commit, effect or agree to (x) any sale, divestiture, license, contract with a third party or disposition of assets or businesses of the Parent Group or any Target Company or (y) any behavioral remedy; provided that the Parent and Purchaser shall be required to, and shall and shall cause their respective controlled Affiliates to, propose, negotiate, offer to commit to, effect and agree to any and all commercially reasonable licenses, contracts with third parties and behavioral remedies that are necessary or appropriate in connection with obtaining the approval from the relevant Governmental Authority under the HSR Act or any other antitrust merger control law.

Section 7.4 Solicitation. The Sellers agree that following the date of this Agreement, neither the Sellers, nor any of the Target Companies controlled by the Sellers, nor any of their respective directors, officers, Affiliates or Representatives will directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept or furnish to any other person any information with respect to, any other proposals from any Person relating to any acquisition or purchase of all or any of the capital stock of any of the Target Companies or all or substantially all of the assets of any Target Company (other than the sale of inventory in the ordinary course of business consistent with past practice). The Sellers shall, and shall cause the Target Companies controlled by the Sellers to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing.

Section 7.5 Confidentiality.

(a)	Purchaser and Parent acknowledge that following the date hereof, regardless of whether this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(b)

Until the second (2nd) anniversary of the Closing Date, Sellers will, and will cause their Affiliates to, hold in confidence, and not disclose to any Person (other than as contemplated by this Section 7.5), any Confidential Information; provided, however, that for Confidential Information that is a trade secret under applicable Law, for so long as such Confidential Information remains a trade secret under applicable law, Sellers will, and will cause their directors, officers and Affiliates to, hold in confidence, and not disclose to any Person (other than as contemplated by this Section 7.5), any such Confidential Information.

(c)

Section 7.5(b) shall not prevent disclosure by the Sellers or their Representatives to the extent that: (i) Sellers reasonably determine disclosure is required by Law or by any Governmental Authority (including any Tax Authority) having applicable jurisdiction (provided that the disclosing party shall first, to the extent reasonably practicable and permitted by Law, inform the other party of its intention to disclose such Confidential Information and take into account the reasonable comments of the other party), (ii) disclosure of Confidential

Information which was lawfully in the possession of such party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held, (iii) disclosure of Confidential Information which has previously become publicly available other than through breach of this Agreement; or disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement.

(d)	The Sellers may disclose Confidential Information to their Representatives; provided that the Sellers shall only disclose the Confidential Information to their respective Representatives if it is reasonably required for purposes connected with this Agreement and only if such Representatives are informed of the confidential nature of the Confidential Information and agree to keep such Confidential Information confidential.

(e)	The parties hereto agree to keep the details of the negotiation of this Agreement and the terms of this Agreement confidential, except to the extent required by Law or for financial reporting purposes and except that the parties may disclose such information to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Representatives agree to maintain the confidentiality of such information).

Section 7.6 Notice of Developments.

(a)	During the period commencing on the date hereof and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Seller Representative will give the Purchaser prompt written notice of any material development that would make the satisfaction of any of the conditions set forth in Sections 8.1 or 8.2 on the Closing Date impossible or reasonably unlikely. No such notification, or failure to give any notice required by this Section 7.6(a), shall be given any effect for purposes of determining the accuracy of the representations and warranties made by the Sellers pursuant to this Agreement, determining whether the conditions set forth in Sections 8.1 or 8.2 have been satisfied or subjecting Sellers to liability for breach following termination of this Agreement.

(b)	During the period commencing on the date hereof and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Parent and the Purchaser shall give prompt written notice to the Seller Representative of any material development that would make the satisfaction of any of the conditions set forth in Sections 8.1 or 8.3 on the Closing Date impossible or reasonably unlikely. No such notification, or failure to give any notice required by this Section 7.6(b), shall be given any effect for purposes of determining the accuracy of the representations and warranties made by the Parent and the Purchaser pursuant to this Agreement, determining whether the conditions set forth in Sections 8.1 or 8.3 have been satisfied or subjecting the Parent and the Purchaser to liability for breach following termination of this Agreement.

Section 7.7 Parent Covenant. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, except as otherwise expressly contemplated herein, the Parent covenants and agrees that it shall conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to preserve intact the Parent Group’s core businesses and goodwill.

Section 7.8 Employees and Employee Benefits.

(a)	From the Closing until the twelve (12) month anniversary of the Closing, the Parent or Purchaser or an Affiliate shall provide to those employees of the Target Companies as of immediately prior to the Closing who continue as employees of the Parent Group after the Closing Date (other than those represented by a union the “Continuing Employees”) compensation and benefits that are, in the aggregate, substantially similar to those generally provided to similarly situated employees of the Parent Group. In addition, during such twelve (12) month period, the Parent shall provide Continuing Employees with substantially the same severance benefits provided to similarly situated employees of the Parent Group. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Target Companies, or other than as provided in any applicable employment agreement or other contract, to restrict the right of the Parent or Purchaser to terminate the employment of any such employee. The terms and conditions of employment for the employees of the Target Companies as of the Closing who are represented by a union and who continue with the Target Companies shall be governed by the applicable collective bargaining agreement.

(b)	With respect to any employee benefit plan in which any Continuing Employees first become eligible to participate at or after the Closing (the “New Company Plans”), the Parent or an applicable affiliate shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Target Companies or under any health and welfare New Company Plans in which such employees may be eligible to participate after the Closing Date to the extent such pre-existing conditions, exclusions and waiting periods were waived or otherwise satisfied under a corresponding Benefit Plan of a Target Company immediately prior to the Closing Date or would have been so waiver or satisfied but for such Benefit Plan’s termination pursuant to Section 7.8(c), (ii) cause deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans to the extent taken account under the corresponding Benefit Plan of a Target Company in respect of the same plan year or would have been so taken into account but for such Benefit Plan’s termination pursuant to Section 7.8(c).; and (ii) recognize service credited by the Target Companies prior to the Closing for purposes of eligibility to participate and vesting credit (and, for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit) in any New Company Plan in which such employees may be eligible to participate after the Closing; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c)	If Parent so requests no later than ten (10) days before the Closing Date, subject to applicable Law and the terms and conditions of the applicable Benefit Plans, Sellers shall cause to be terminated Section 401K Plans as requested by the Parent and shall consider in good faith any requests to terminate any other Benefit Plans covering employees of the Company employed by any Controlled Subsidiaries of the Company located in the United States to the extent such Benefit Plans are in the Seller’s sole judgment terminable in accordance with applicable law and plan terms without incurring any expenses or legal or financial liabilities. No later than the day immediately before the Closing Date, Sellers shall provide the Parent with evidence that the board of directors of the applicable plan sponsor has terminated each Benefit Plan terminated pursuant to the immediately preceding sentence pursuant to resolutions of the board of directors that are effective as of no later than the day immediately prior to the Closing Date. The form and substance of such resolutions shall be subject to the review and reasonable approval of the Parent.

(d)	Except as expressly provided herein, nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Benefit Plan or (ii) limit the right of the Parent Group to amend, terminate or otherwise modify any Benefit Plan following the Closing, (iii) confer upon any Person whether or not a party to this Agreement any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(e)	Notwithstanding anything to the contrary in this Agreement, the Target Companies, in their sole discretion, shall be permitted to (i) prior to the Closing, pay out bonuses for any completed fiscal year to their employees in the ordinary course of business and (ii) on the Closing, pay to each eligible employee a pro rata bonus in respect of the Company’s then current fiscal year through the Closing based on the Target Companies’ determination, in good faith (and in consultation with the Parent), of the amounts earned, based on actual performance through the Closing.

Section 7.9 Listing. The Parent shall cause to be listed, prior to the Closing, on the NYSE, subject to official notice of issuance, the shares of the Parent Common Stock to be issued to the Sellers pursuant to the Proposed Transaction, and the Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

Section 7.10 Access to Properties, Books and Records. From the date of this Agreement until the earlier of termination of this Agreement or the Closing, Sellers shall give the Parent and the Purchaser reasonable access, upon reasonable notice during normal business hours to all properties, books, records and key management personnel of or pertaining to the Target Companies; provided, however, that the foregoing will not: (i) materially interfere with the day-to-day operations of the Target Companies; and (ii) require Sellers or the Target Companies to provide access or to disclose information where such access or disclosure would contravene any Law or contract, or would relate to commercially sensitive information, or would result in the waiver of any legal privilege or work-product protection. Any information disclosed will be subject to the provisions of the Confidentiality Agreements.

Section 7.11 Seller Representative.

(a)	In order to efficiently administer certain matters contemplated hereby following the date hereof, including the defense or settlement of any claims, each Seller, by signing this Agreement, hereby designates LuxELIT as the representative of the Sellers (the “Seller Representative”). The Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement. The Seller Representative hereby accepts such appointment.

(b)	In the event the Seller Representative becomes unable to perform its responsibilities hereunder, resigns from such position or is otherwise removed by the Sellers, the Sellers will mutually agree to select another representative to fill such vacancy and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)	All decisions and actions by the Seller Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest any such decision or action.

(d)	The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative so long as such action did not constitute bad faith, gross negligence or willful misconduct, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of the absence of bad faith, gross negligence and willful misconduct. The Seller Representative shall be entitled to be indemnified and held harmless by the Sellers against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Sellers shall reimburse to the Seller Representative the expenses of the Seller Representative pro rata in accordance with the allocation set forth on the Seller Allocation Schedule.

(e)	The Parent and the Purchaser shall be entitled to rely conclusively on the instructions and decisions given or made by the Seller Representative and no party shall have any cause of action against the Parent and the Purchaser for any action taken by the Parent and the Purchaser in reliance upon any such instructions or decisions.

(f)	The provisions of this Section 7.11 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Proposed Transaction. The provisions of this Section 7.11 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Seller, and any references in this Agreement to a Seller means and include the successors to the Seller’s rights hereunder.

Section 7.12 Repayments of Certain Amounts. In the event that the payment contemplated by clause (ii) of the definition of Italian Management Incentive Payments is not paid prior to December 31, 2013, the Purchaser and the Parent shall notify the Seller Representative of such non-payment and shall promptly (and in any event within five (5) Business Days) refund such payment amount to the Seller Representative by wire transfer of immediately available funds for payment to Sellers pro rata in accordance with the allocation set forth on the Seller Allocation Schedule.

Section 7.13 Nonsolicitation. For a period of three (3) years following the Closing Date, each Seller agrees that neither it nor any of its respective Affiliates will (i) solicit, recruit for employment or hire any executive or other employee of the Target Companies or (ii) induce any of the executives or other employees referenced in clause (i) to terminate their employment with the Target Companies. The foregoing sentence shall not restrict Sellers and their respective Affiliates from (i) engaging in general solicitations of employment not directly targeting employees or officers of the Target Companies (e.g., through general advertisements, search firms, etc.) or hiring any employee or officer responding to such general solicitations, or (ii) soliciting, recruiting or hiring any employee or officer of the Target Companies from and after the date that is six (6) months following termination of his or her employment by the Target Companies. Nothing in this Section 7.13 shall be deemed to (A) waive the rights and remedies of any Target Company under any employment agreement, or any other agreement, with any current or former employee of such Target Company or (B) apply to any Portfolio Company.

Section 7.14 Russian Management Retention Plan. Between the date hereof and the Closing, Parent, the Company, any of their respective Subsidiaries or any combination thereof shall adopt the Russian Management Retention Plan including the terms set forth in Schedule 7.14 to the Disclosure Letter and otherwise substantially on the terms set forth in Schedule 1.1(zz) to the Disclosure Letter. The Russian Management Retention Plan shall become effective upon the Closing.

Section 7.15 Directors, Officers and Statutory Auditors. Promptly following the date hereof, but in any event at least fifteen (15) days prior to Closing, the Sellers shall, or as appropriate shall cause the Company and Controlled Subsidiaries to, request that the Statutory Auditors (permanent and alternate) of the Company and each Controlled Subsidiary execute a letter of resignation in the form set forth in Schedule 7.15 to the Disclosure Letter. To the extent requested by the Purchaser at least fifteen (15) days prior to the Closing, the Sellers shall, or as appropriate shall cause the Company and Controlled Subsidiaries to, request that the directors and officers of the Company and each Controlled Subsidiary execute a letter of resignation in the form set forth in Schedule 4.2(e) to the Disclosure Letter.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions. The respective obligations of each of the parties are subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	(i) all waiting periods (and any extensions thereof) under the HSR Act applicable to the Proposed Transaction having expired or been terminated and (ii) all consents, approvals and authorizations of the Governmental Antitrust Authorities in the jurisdictions set forth on Schedule 8.1(a) of the Disclosure Letter shall have been obtained; and

(b)	at the Closing Date, (i) there being in effect no preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction, and (ii) no action shall have been commenced by a Governmental Antitrust Authority, in the case of either of clauses (i) or (ii) which restrains, prohibits or otherwise makes illegal the consummation of the Proposed Transaction.

Section 8.2 Conditions of the Purchaser. The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a)	the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date);

(b)	the other representations and warranties of the Sellers (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Company Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except, in the case of this Section 8.2(b), as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Company Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect);

(c)	the Sellers shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date; and

(d)	the Parent and the Purchaser shall have received a certificate of an executive officer of each Seller, certifying that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied with respect to such Seller.

Section 8.3 Conditions of the Sellers. The obligations of the Sellers to consummate the Closing contemplated shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)

the representations and warranties of the Purchaser and the Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true would not prevent the Purchaser and the Parent from consummating the Proposed Transaction or performing its obligations under this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true and correct would not prevent the Purchaser and the Parent from consummating the Proposed Transaction or performing their respective obligations under this Agreement);

(b)	each of the Purchaser and the Parent shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)	the Sellers shall have received a certificate of an executive officer of the Purchaser and the Parent, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

Section 8.4 Waiver of Conditions. The conditions set forth in Section 8.1 may only be waived by written notice from the party waiving such condition. The conditions set forth in Section 8.2 may only be waived by written notice from the Purchaser. The conditions set forth in Section 8.3 may only be waived by written notice from the Seller Representative.

Section 8.5 Notification. The Sellers and the Purchaser shall each notify the other promptly upon becoming aware that any of the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 have been fulfilled.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing;

(a)	by either the Seller Representative or the Purchaser if the Closing has not occurred by September 30, 2013 (the “Outside Date”); provided, however, if the only conditions (other than those conditions that by their nature are to be satisfied at the Closing) set forth in Article VIII not satisfied as of the Outside Date are those set forth in Section 8.1(a) or clause (ii) of Section 8.1(b), then the Outside Date shall be extended to December 31, 2013; provided, further, that the right to terminate this Agreement under this Section 9.1(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by this date;

(b)	by either the Seller Representative or the Purchaser in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order (which the parties hereto will use all reasonable efforts to lift), restraining, enjoining or otherwise prohibiting the Proposed Transaction that will have become final and non-appealable;

(c)	by the Parent or the Purchaser if the Sellers shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) would result in any of the conditions in Section 8.2 not being satisfied by the Outside Date

(d)	by the Seller Representative if the Purchaser or the Parent shall have breached in any material respect any of their respective representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) which would result in any of the conditions in Section 8.3 not being satisfied by the Outside Date; or

(e)	by the mutual written consent of the Seller Representative and the Purchaser.

Section 9.2 Effect of Termination. In the event of termination of this Agreement under Section 9.1 by written notice to the other parties, this Agreement will become void and there will be no liability on the part of any party to this Agreement except that nothing in this Agreement will relieve any party to this Agreement from liability for fraud or any willful and material breach by such party of the terms and provisions of this Agreement.

ARTICLE X

SURVIVAL

Section 10.1 Survival. The representations and warranties contained in this Agreement or in any other agreement, certificate or other document extended in connection herewith shall terminate and not survive the Closing; provided that the Fundamental Representations and the Purchaser Fundamental Representations shall survive until the second (2nd) anniversary of the Closing Date. The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing; the covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.

Section 10.2 Cap on Liability. The aggregate amount to be paid by each Seller to the Purchaser under all claims for breach of the Fundamental Representations together shall be limited to the amount of the Purchase Price allocable to such Seller under the Seller Allocation Schedule.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Announcements.

(a)	The parties hereto will consult with each other before issuing press releases or otherwise making any public statements or communicating with the employees of the Target Companies with respect to this Agreement or the Proposed Transaction and the parties hereto shall not issue any such press release or public statement without the prior approval of the other party (which approval will not be unreasonably withheld or delayed).

(b)	The restriction in Section 11.1(a) shall not apply (i) to communications by the Sellers or its shareholders to the limited partners or other investors in such shareholders or (ii) to the extent the public announcement is required by Law or any Governmental Authority; provided, however, that in the case of clause (b)(ii) hereof the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.2 Assignment. This Agreement and the rights and obligations hereunder may not be assigned unless (a) such assignment is consented to in writing by both the Purchaser and the Sellers, or (b) the Parent or the Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Parent, but in the case of clause (b), no such assignment will relieve the Purchaser or the Parent of its respective obligations under this Agreement, including the obligation to pay the Purchase Price by means of delivery of the Parent Common Stock and funds as set forth herein. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.3 Specific Performance. Each party acknowledges and agrees that the other parties may be irreparably damaged if this Agreement is not performed in accordance with its terms and that any breach of this Agreement and the non-consummation of the Proposed Transaction may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at Law or equity, that party shall be entitled to enforce this Agreement in accordance with its terms and require the other party to consummate the Closing as contemplated hereby.

Section 11.4 Costs and Expenses; Taxes.

(a)	Subject to this Section 11.4 and except as otherwise provided in this Agreement, the Sellers, on the one hand, and the Purchaser and the Parent, on the other hand, shall each be responsible for their own costs, charges and other expenses incurred in connection with the Proposed Transaction.

(b)	The Purchaser shall be responsible for the preparation and filing (and all costs related thereto) of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes (including any real property transfer or similar Tax) incurred or which may be payable in connection with this Agreement or any transaction contemplated hereby. The Purchaser shall be responsible for any and all such Taxes.

(c)	Any refunds of Taxes plus any interest received with respect thereto from the applicable Tax Authorities for any period shall be for the benefit of the Purchaser. In the event that a Tax Authority determines a deficiency in any Tax, the Purchaser shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute.

Section 11.5 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing in English and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by facsimile (receipt confirmed), one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid) or three (3) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent the Purchaser and the Sellers at the addresses indicated below:

If to LuxELIT, to:

LuxELIT S.à r.l.

282, Route de Longwy L – 1940

Luxembourg

Fax: (+352) 26 86 81 86

Attention: Board of Managers

Copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: 212-735-2000

Attention: Allison R. Schneirov, Esq.

If to Finceramica, to:

Finceramica S.p.A.

Via Della Barberia 22/2 40123 Bologna

Italy

Fax: (+39) 051 332075

Attention: Rosaria Marazzi, Chairperson of the Board of Directors

Copy to (which shall not constitute notice):

LCA Lega Colucci e Associati

Via della Moscova 18, 20121 Milano

Italy

Fax: (+39) 02 76018478

Attention: Paolo A. Colucci

                  Vittorio Turinetti di Priero

If to Parent:

Mohawk Industries, Inc.

P.O. Box 12069

160 South Industrial Boulevard

Calhoun, GA 30702

Fax: 706-624-2483

Attention: James T. Lucke

Vice President & General Counsel

Copy to (which shall not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Fax: 404-253-8380

Attention: R. David Patton, Esq.

If to Purchaser:

Mohawk International Holdings (DE) Corporation

P.O. Box 12069

160 South Industrial Boulevard

Calhoun, GA 30702

Fax: 706-624-2483

Attention: James T. Lucke

Vice President & General Counsel

Copy to (which shall not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Fax: 404-253-8380

Attention: R. David Patton, Esq.

Section 11.6 Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire agreement among the parties in respect of the sale and purchase of the Shares and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction. No party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party in relation to the Proposed Transaction which is not expressly set forth in this Agreement.

Section 11.7 Waivers. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

Section 11.8 Counterparts. This Agreement may be executed in any number of separate counterparts (including by means of facsimile), each of which is an original but all of which taken together shall constitute one and the same instrument.

Section 11.9 Amendments. No amendment to this Agreement shall be valid unless it is in writing and duly executed by the Parent, the Purchaser and the Seller Representative.

Section 11.10 Severability. Each of the provisions of this Agreement is severable, If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

Section 11.11 Third Party Beneficiaries. A person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties hereto and their permitted assigns any rights hereunder. Notwithstanding the foregoing, the Seller Representative is an intended third party beneficiary with respect to the provisions of Section 7.11 and the individuals identified on Schedule 1(zz) to the Disclosure Letter are intended third party beneficiaries with respect to the provisions of Section 7.14.

Section 11.12 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 11.13 Dispute Resolution. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.5. NOTHING IN THIS SECTION 11.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

This Section 11.13 shall not apply to any dispute under Article III that is required to be decided by the Independent Accounting Firm.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS: LUXELIT S.À R.L.

By:	/s/ Cedric Pedoni
Name: Cedric Pedoni Title: Manager

FINCERAMICA S.P.A.

By:	/s/ Rosaria Marazzi
Name: Rosaria Marazzi Title: Chairperson of the Board

MOHAWK INTERNATIONAL HOLDINGS (DE) CORPORATION

By:	/s/ Frank H. Boykin
Name: Frank H. Boykin Title: President

MOHAWK INDUSTRIES, INC.

By:	/s/ Jeffrey S. Lorberbaum
Name: Jeffrey S. Lorberbaum Title: Chairman and CEO

EXHIBIT A

Adjustment Methodologies

Year-End Calculations Generally

The account balances comprising Indebtedness, Pension Liability Amount, EdilFriuli Bond Amount, Cash and Short / Medium Term Financial Assets and Receivables shall be derived from the consolidated audited balance sheet of the Target Companies as of the close of business on December 31, 2012 as per the Consolidated Financial Statements at December 31, 2012 (the “12/31 Balance Sheet”). Unless otherwise specifically provided herein, the 12/31 Balance Sheet shall be prepared in accordance with the Accounting Principles.

Year-End Indebtedness

General – Year-End Indebtedness shall be derived from the 12/31 Balance Sheet.

Classification – No items for which balances existed on or prior to December 31, 2012 will be classified as Indebtedness on the 12/31 Balance Sheet unless it has been consistently classified as Indebtedness in the audited consolidated balance sheet as of June 30, 2012 (the “June 30 Audited Balance Sheet”); provided that items that were not in existence as of the date of the June 30 Audited Balance Sheet shall be classified as Indebtedness if, but only if, such classification is consistent with the Accounting Principles.

Loans, credit lines and other bank borrowings – Notwithstanding the general provisions in the clause “classification” above, Indebtedness shall include borrowed money of the Target Companies or indebtedness issued or incurred in substitution or exchange for indebtedness of the type described in clause (a) of the definition of “Indebtedness” that was outstanding as of June 30, 2012.

Penalties and prepayment penalties – Notwithstanding the general provisions in the clause “classification” above, Indebtedness shall include penalties and prepayment penalties with respect to items described in clauses (a) through (d) of the definition “Indebtedness”, if any, that would become payable as a result of the consummation of the Proposed Transaction, as calculated by Target Companies based on the agreements in place as of December 31, 2012.

Obligations of the Target Companies under finance leases – Notwithstanding the general provisions in the clause “classification” above, Indebtedness shall include the present value of the minimum lease payments calculated using the interest rate implicit in the lease, in relation to finance leases, determined and calculated in accordance with Accounting Principles.

Accrued interests – Notwithstanding the general provisions in the clause “classification” above, Indebtedness shall include the accrued and unpaid interest expenses and income as of December 31, 2012 determined in accordance with Accounting Principles for obligations of the kind referred to in clauses (a) through (c) as per the definition “Indebtedness.”

Securitization – The amount of the Securitization is not classified as indebtedness under the Accounting Principles. The amount of Securitization included as Indebtedness shall be the amount of outstanding receivables transferred by the Target Companies set forth on the report communicated by Calyon or any other applicable arranger as of a cut-off date in December 2012, less any money transferred to Calyon or such other applicable arranger on or after such cut-off date through December 31, 2012 in relation to such receivables. All amounts shall be calculated in accordance with past practice of the Target Companies.

Interest rate swaps, hedges or similar arrangements – Notwithstanding the general provisions in the clause “classification” above, Indebtedness shall include the net mark to market value at December 31, 2012 of any liabilities and receivables for interest rate swaps, hedges or similar arrangements, but excluding (i) any swaps, hedges or similar arrangements related to foreign exchange and (ii) forward arrangements for the purchase of gas entered into by the Target Companies in the ordinary course of business, determined in accordance with Accounting Principles and as communicated by the arranger of the interest rate swaps, hedges or similar arrangements.

Annex 1 attached hereto sets forth the amount of Indebtedness as of June 30, 2012 using the methodologies set forth above (including penalties and prepayment penalties calculated in the manner set forth above). The final schedule will be produced replacing June 30, 2012 with December 31, 2012. In Annex 1 for each item classified within Indebtedness, the specific general ledger account code is provided except with respect to the Securitization and Penalties and prepayment penalties.

Year-End Pension Liability Amount

General – Year-End Pension Liability Amount shall be derived from the 12/31 Balance Sheet and shall be calculated in accordance with the Accounting Principles. The Pension Liability Amount shall be comprised of the liabilities pursuant to the “Trattamento di fine rapporto” and the “Retraite et Medaille du Travail” schemes in respect of employees of the Target Companies.

Annex 2 attached hereto sets forth the amount of Pension Liability Amount as of June 30, 2012 using the methodologies set forth above. The final schedule will be produced replacing June 30, 2012 with December 31, 2012.

Year-End EdilFriuli Bond Amount

General – Year-End EdilFriuli Bond Amount shall be derived from the 12/31 Balance Sheet based on the agreement between EdilFriuli S.p.A. and Marazzi Group dated 25 June 2010 including any eventual amendments signed between EdilFriuli S.p.A. and Marazzi Group before December 31, 2012.

Annex 4 attached hereto sets forth the amount of EdilFriuli Bond Amount as of June 30, 2012 using the methodologies set forth above. The final schedule will be produced replacing June 30, 2012 with December 31, 2012.

Year-End Cash

General – Year-End Cash shall be derived from the 12/31 Balance Sheet.

Classification – No items for which balances existed on or prior to December 31, 2012 will be classified as Cash on the 12/31 Balance Sheet unless it has been consistently classified as Cash in the June 30 Audited Balance Sheet; provided, that items that were not in existence as of the date of the June 30 Audited Balance Sheet shall be classified as Cash if, but only if, such classification is consistent with the Accounting Principles.

Cash – Notwithstanding the general provisions above, Cash shall include, the cash, bank deposits, cash equivalents (including checks for deposits received by the Target Company but not yet credited to the Target Company’s accounts and the balance of Calyon’s clearing accounts) and any short-term marketable investments of the Target Companies. Cash shall not include an amount equal to the aggregate amount of cash realized from sales of non-operational real estate closing after November 30, 2012.

Annex 3 attached hereto sets forth the amount of Cash as of June 30, 2012 using the methodologies set forth above. The final schedule will be produced replacing June 30, 2012 with December 31, 2012.

Year-End Short / Medium Term Financial Assets and Receivables

General – Year-End Short / Medium Term Financial Assets and Receivables shall be derived from the 12/31 Balance Sheet.

Classification – No items for which balances existed on or prior to December 31, 2012 will be classified as Short / Medium Term Financial Assets and Receivables on the 12/31 Balance Sheet unless it has been consistently classified as Short / Medium Term Financial Assets and Receivables in the June 30 Audited Balance Sheet; provided, that items that were not in existence as of the date of the June 30 Audited Balance Sheet shall be classified as Short / Medium Term Financial Assets and Receivables if, but only if, such classification is consistent with the Accounting Principles.

Calyon Deposits (clause (a)) – The Year-End Short / Medium Term Financial Assets and Receivables shall include the guarantee deposit in relation to the Securitization agreement in place with Calyon and reflected on the 12/31 Balance Sheet.

EdilFriuli Bond Amount – see definition of “Year-End EdilFriuli Bond Amount” above.

Annex 4 attached hereto sets forth the amount of Short / Medium Term Financial Assets and Receivables as of June 30, 2012 using the methodologies set forth above the final schedule will be produced replacing June 30, 2012 with December 31, 2012.

Transaction Expenses

General – Transaction Expenses shall be calculated as of the Closing Date.

Advisor Fees and Unpaid Russian IPO Expenses (clauses (i) and (iv)) – Amounts payable by the Company or any Controlled Subsidiary to advisors in relation to the Proposed Transaction and the proposed initial public offering of Open Joint Stock Company KM Group shall be determined in reference to obligations of the Company or any Controlled Subsidiary set forth in a bill or invoice of the applicable advisor referencing fees and expenses incurred prior to or at the Closing. All Transaction Expenses paid by the Target Companies on or before December 31, 2012 shall not be included in the calculation of Transaction Expenses.

The following advisors have been engaged by Open Joint Stock Company KM Group as of the date of the Agreement in relation to its proposed 2012 initial public offering:

•	VTB Capital;

•	Deutsche Bank;

•	Mediobanca;

•	Skadden Arps Slate Meagher & Flom LLP;

•	Deloitte Touche Tohmatsu Limited and the affiliates of Deloitte and such member firm;

•	Ernst Young;

•	FBK;

•	Frost & Sullivan;

•	Nielsen;

•	Intellik;

•	Legal Capital Partners;

•	NIKA;

•	DF King;

•	BDO.

The following advisors have been engaged by the Sellers and/or the Target Companies as of the date of the Agreement in relation to the Proposed Transaction:

•	Skadden Arps Slate Meagher & Flom LLP;

•	Eidos Partners S.r.l.;

•	Studio Legale Giliberti Pappalettera Triscornia e Associati;

•	Studio Valente Associati;

•	-PricewaterhouseCoopers; and

•	Deloitte Financial Advisory Services S.r.l., other member firms of Deloitte Touche Tohmatsu Limited and the affiliates of Deloitte and such member firms

Incentive Payments (clauses (ii) and (iii)) – Amounts payable by the Company or any Controlled Subsidiary to individual beneficiaries in respect of the Italian Management Incentive Payments, Transaction Incentive Payments, Russian Management Retention Payments or any other outstanding amounts payable by the Company or any Controlled Subsidiary to directors, officers or employees of the Company or any Controlled Subsidiary as a result of the execution of this Agreement or the consummation of the Proposed Transaction shall be given the following values as agreed by the parties:

•	Italian Management Incentive Payments: €2,100,000;

•	Transaction Incentive Payments: up to €1,125,000

•	Russian Management Retention Payments: € 18,100,000.

Incentive payments shall not include bonuses accrued or paid in the ordinary course of business to each eligible employee as contemplated by Section 7.8(e) of the Agreement.

NOL NPV

General – NOL NPV shall mean €20,000,000.

Non-Operational Real Estate Value

General – Non-Operational Real Estate Value shall mean €11,000,000

Other Deductions

General – Other Deductions shall mean €10,000,000

Exhibit B

STOCK RESTRICTION AND REGISTRATION RIGHTS AGREEMENT

THIS STOCK RESTRICTION AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of             ,             , by and among Mohawk Industries, Inc., a Delaware corporation (the “Parent”), LuxELIT S.á r.l., a Luxembourg limited liability company (“LuxELIT”) and Finceramica S.p.A., an Italian corporation (“Finceramica” and together with LuxELIT the “Sellers” and each a “Seller”).

R E C I T A L S

WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement dated as of December 20, 2012 (as may be amended, the “Purchase Agreement”), by and among the Parent, Mohawk International Holdings (DE) Corporation, a wholly-owned subsidiary of the Parent (“Purchaser”), and Sellers, the Purchaser shall purchase from the Sellers all of the issued share capital (the “Shares”) of Fintiles S.p.A, an Italian corporation (società per azioni) with registered address at via B. Telesio 2, Milan (Italy), registered with the Companies Register of Milan at no. 06187460966 (the “Acquisition”), with a portion of the consideration therefore being the Sellers’ receipt of shares of the $0.01 par value common stock of the Parent (the “Parent Common Stock”);

WHEREAS, the Parent has agreed, as a condition precedent to Sellers’ obligations under the Purchase Agreement, to grant the Sellers certain registration rights; and

WHEREAS, pursuant to Section 7.11 of the Purchase Agreement, LuxELIT (or, if applicable, its successor as selected pursuant to Section 7.11 of the Purchase Agreement, the “Seller Representative”) is each Seller’s true and lawful attorney-in-fact for purposes of this Agreement (and, by execution of a joinder to this Agreement, each Permitted Transferee shall accept Seller Representative as its true and lawful attorney-in-fact for purposes of this Agreement); and

WHEREAS, the Parent and the Sellers desire to define such registration rights on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

“Effective Date” means the date on which the Acquisition is consummated;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Excluded Shares” means no more than that number of shares (rounded up to the nearest whole share) equal to 7.5% of the Mohawk Common Stock issued in connection with the Acquisition.

“Lock-up Party” means the Sellers and their Permitted Transferees, provided that, for the avoidance of doubt, if either or both of             or             becomes a Permitted Transferee, it shall not be a Lock-up Party with respect to the Excluded Shares (provided, that if             or             holds any Registrable Securities which are not Excluded Shares, then             or             , as the case may be, shall be a Lock-up Party with respect to, but only with respect to, such other Registrable Securities).

“Permitted Transferee” means those Persons listed on Schedule 1 to this Agreement to the extent that such transferee executes a joinder to this Agreement substantially in the form of Exhibit A hereto.

“Person” means any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association, organization, governmental authority, works council or employee representative body (whether or not having separate legal personality) or any other entity;

“register”, “registered” and “registration” means a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration, ordering of or automatic effectiveness of such registration statement;

“Registrable Securities” means (A) the shares of Parent Common Stock issued to the Investors under the Purchase Agreement, and (B) any securities of the Parent issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Parent Common Stock referred to in clause (A); provided, that Registrable Securities shall not include such securities as are actually sold pursuant to (i) a registration statement with respect to the sale of such securities that has become effective under the Securities Act, or (ii) Rule 144 (or any successor provision thereto) under the Securities Act (“Rule 144”);

“Registration Expenses” means all expenses incurred by the Parent in compliance with this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Parent, fees and disbursements for any transfer agent for the Registrable Securities, printing expenses, blue sky fees and expenses (but excluding the compensation of regular employees of the Parent, which shall be paid in any event by the Parent);

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder; and

“Selling Expenses” means all selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Sellers and, if applicable, their respective Permitted Transferees.

2. LOCK-UP; RESTRICTIONS ON TRANSFER

(a) No Lock-up Party shall effect any transfer, sale or distribution or make any short sale of, or loan of, any Parent Common Stock received by a Seller pursuant to the Purchase Agreement (collectively, the “Lock-up Shares”) from the Effective Date until the date that is the earlier of (i) the date as the Parent shall agree and (ii) (A) 90 days following the Effective Date, with respect to 50 percent of the Lock-up Shares received by the applicable Seller and (B) 180 days following the Effective Date, with respect to the remaining Lock-up Shares received by such applicable Seller (each a “Lock-up Period”); provided that, notwithstanding the foregoing, the Sellers may transfer all or a portion of the Lock-up Shares to a Permitted Transferee (which Permitted Transferee shall, if applicable, become a Lock-up Party upon executing a joinder to this Agreement substantially in the form of Exhibit A hereto) during the Lock-Up Period; provided, further, that the Excluded Shares shall in no event be considered Lock-up Shares.

(b) Following the applicable Lock-up Period and prior to any proposed transfer of any Registrable Securities (other than (x) under the circumstances described in Section 3 hereof and (y) with respect to Registrable Securities that no longer bear the restrictive legend set forth in Section 2(c) hereof), the applicable Seller shall give written notice to the Parent of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, with respect to transfers of Registrable Securities pursuant to an exemption from registration under the Securities Act, if requested by the Parent, shall be accompanied by an opinion of counsel reasonably satisfactory to the Parent (it being understood that Skadden, Arps, Slate, Meagher & Flom LLP shall be acceptable to render such opinion) to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon such Seller shall be entitled to transfer the Registrable Securities in accordance with the terms of its notice. Each certificate or instrument evidencing transferred Registrable Securities shall bear the legend set forth in Section 2(c), except that any such certificate or instrument shall not bear such legend if (i) such transfer is made pursuant to an effective registration statement, (ii) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting the resale of Registrable Securities without registration under the Securities Act) or (iii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee that is not an Affiliate of the Parent would be entitled to transfer such Registrable Securities in a public sale without registration under the Securities Act.

(c) Subject to the foregoing, each certificate evidencing Registrable Securities issued in connection with the Acquisition (“Restricted Shares”) shall bear a legend in substantially the following form:

“THESE SECURITIES ARE SUBJECT TO RESTRICTIONS CONTAINED IN THAT CERTAIN STOCK RESTRICTION AND REGISTRATION RIGHTS AGREEMENT DATED [            ], 2013. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES ACTS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

(d) In the event that any Restricted Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Parent shall, upon the written request of the Seller, issue to such Seller one or more new certificates evidencing such shares without the legend required by Section 2(c) hereof endorsed thereon.

3. REGISTRATION RIGHTS

(a) Shelf Registration.

(i) The Parent has filed a “shelf” registration statement on Form S-3 relating to delayed or continuous offerings pursuant to Rule 415 under the Securities Act, which registration statement became automatically effective upon the filing thereof (the “Shelf Registration”). As promptly as practicable, but in no event more than 10 days, following the Effective Date, the Parent shall file a supplement to the prospectus that forms a part of the Registration Statement (the “Base Prospectus”) providing for the resale, subject to Section 3(a)(iv) hereof, from time to time by each of the Sellers and any Permitted Transferee of the Registrable Securities which prospectus supplement (such prospectus supplement and the Base Prospectus together, the “Prospectus”) shall name each of the Sellers and each person identified as a Permitted Transferee as selling securityholders of the Registrable Securities, in such a manner as to permit each of the Sellers and each Permitted Transferee to deliver the Prospectus to purchasers of Registrable Securities in accordance with applicable law. The Parent shall, subject to Section 3(g) hereof, use its reasonable best efforts to keep the Shelf Registration continuously effective until February 28, 2015 (or, in the event that the Parent renews the Shelf Registration, [•]1) in order to permit the Prospectus to be usable by Holders during such period (the “Effectiveness Period”).

(ii) If, for any reason, at any time during the Effectiveness Period the Shelf Registration ceases to be effective under the Securities Act, or ceases to be usable for the purposes contemplated hereunder, then the Parent shall use its reasonable best efforts to promptly cause the Shelf Registration to become effective or usable under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such

[1]	Three (3) years following the Effective Date.

Shelf Registration), and in any event shall, as promptly as reasonably practicable, (A) amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration or (B) file an additional registration statement or prospectus supplement to a prospectus contained in an existing automatic shelf registration statement, as applicable (a “Subsequent Shelf Registration”), for an offering to be made on a delayed or continuous basis pursuant to Rule 415 registering the resale from time to time by the Sellers of all Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed and such Subsequent Shelf Registration is not an automatic shelf registration statement or a prospectus supplement to a prospectus contained in an existing automatic shelf registration statement, the Parent shall use its commercially reasonable efforts to cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as practicable after such filing, but in no event later than the date that is one hundred eighty (180) days following the date that such Subsequent Shelf Registration is required to be filed with the Commission. The Parent shall use its reasonable best efforts to keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective under the Securities Act from the date the Subsequent Shelf Registration is declared effective until the end of the Effectiveness Period. Subject to Section 3(a)(iv) hereof, each such Subsequent Shelf Registration, if any, shall provide for the registration of such Registrable Securities for resale by each of the Sellers (and, if applicable, any Permitted Transferee) in accordance with any reasonable method of distribution elected by a Seller (and, if applicable, any Permitted Transferee).

(iii) The Parent shall supplement and amend the Shelf Registration and any Subsequent Shelf Registration, as the case may be, if required by the rules, regulations or instructions applicable to the registration form used by the Parent for such Shelf Registration or Subsequent Shelf Registration, if required by the Securities Act or, if necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as reasonably requested by one or more Sellers or any Permitted Transferee.

(iv) Notwithstanding anything to the contrary in this Agreement, the Parent shall not be obligated to file or cause to be filed any Prospectus, including any prospectus included in a Subsequent Shelf Registration, that provides for the resale of Registrable Securities by means of an underwritten offering.

(b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement (including all Registration Expenses incurred in connection with the Shelf Registration and any supplements or amendments thereto, whether or not already effective or it becomes effective, and whether all, none or some of the Registrable Securities are sold pursuant to the Shelf Registration) shall be borne by the Parent, and all Selling Expenses shall be borne by the Seller (or, if applicable, their Permitted Transferee) incurring such expense severally and not jointly.

(c) Registration Procedures. Subject to Section 3(a)(iv) hereof, the Parent shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with each Seller’s (and, if applicable, each Permitted Transferee’s) intended methods of disposition thereof, and pursuant thereto the Parent shall, at its expense and as expeditiously as possible:

(i) furnish to each Seller (and, if applicable, any Permitted Transferee) such number of conformed copies of the applicable registration statement and of each amendment and supplement thereto (in each case including all exhibits) and such number of copies of the prospectus forming a part of such registration statement (including each preliminary prospectus, any summary prospectus or any term sheet (as such term is used in Rule 434 under the Securities Act)) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including without limitation documents incorporated or deemed to be incorporated by reference prior to the effectiveness of such registration, as each of the Sellers (and, if applicable, any Permitted Transferee) from time to time may reasonably request; and

(ii) notify the Sellers (and, if applicable, any Permitted Transferee), at any time during the Effectiveness Period of the occurrence of any event as a result of which any prospectus relating to the sale of Registrable Securities contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any Seller (and, if applicable, any Permitted Transferee), the Parent shall prepare a supplement or amendment to such prospectus so that, as thereafter supplemented and/or amended, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(iii) use its reasonable best efforts to maintain the listing of the Registrable Securities on the New York Stock Exchange;

(iv) cause management of the Parent to cooperate reasonably with each of the Sellers (and, if applicable, each Permitted Transferee) with respect to significant placements of Registrable Securities, including by participating in one-on-one meetings with institutional investors and responding to reasonable requests for information; and

(v) promptly notify each of the Sellers (and, if applicable, any Permitted Transferee):

(A) when any registration statement, any pre-effective amendment, the prospectus or any prospectus supplement or post-effective amendment to any registration statement relating to the resale of Registrable Securities has been filed and, with respect to any such registration statement or any post-effective amendment, when the same has become effective;

(B) of any written request by the Commission for amendments or supplements to any registration statement or any prospectus relating to the resale of Registrable Securities or of any inquiry by the Commission relating to any such registration statement or the Parent’s status as a well-known seasoned issuer; and

(C) of the notification to the Parent by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of any stop order suspending the effectiveness of any registration statement relating to the resale of Registrable Securities.

(d) The Parent represents and warrants that no registration statement (including any amendments or supplements thereto and prospectuses contained therein) relating to the resale of Registrable Securities shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (except that the Parent makes no representation or warranty with respect to information relating to the Sellers (and, if applicable, any Permitted Transferee) furnished to the Parent by or on behalf of the Sellers (and, if applicable, any Permitted Transferee) specifically for use therein).

(e) Indemnification.

(i) The Parent will indemnify each of the Sellers (and, if applicable, their respective Permitted Transferees), as applicable, each of its officers, directors, members and partners, and each person controlling each of the Sellers (and, if applicable, their respective Permitted Transferees), with respect to any registration which has been effected pursuant to this Agreement against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Parent of the Securities Act or the Exchange Act or relating to action or inaction required of the Parent in connection with any such registration, qualification or compliance, and will reimburse each of the Sellers (and, if applicable, their respective Permitted Transferees), and each of their respective officers, directors, members and partners, and each person controlling each of the Sellers (and, if applicable, their respective Permitted Transferees), for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Parent by the Sellers (and, if applicable, their respective Permitted Transferees) and stated to be specifically for use therein.

(ii) Each of the Sellers (and, if applicable, their respective Permitted Transferees), severally and not jointly, will, if Registrable Securities held by it are included in the securities as to which any registration, qualification or compliance is being effected, indemnify the Parent, each of its directors and officers, and each person who controls the Parent, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Seller (and, if applicable, any Permitted Transferee), or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Seller (and, if applicable, such Permitted Transferee) therein not misleading, and will reimburse the Parent and such directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Parent by such Seller (and, if applicable, such Permitted Transferee) and stated to be specifically for use therein; provided, however, that the obligations of each of the Sellers (and, if applicable, their respective Permitted Transferees) hereunder and under clause (vi) below shall be limited to an amount equal to the net proceeds actually received by such Seller for securities sold as contemplated herein pursuant to such registration.

(iii) Each party entitled to indemnification under this Section 3(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of one such counsel for all Indemnified Parties (in addition to any local counsel) shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3(e) unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv) If the indemnification provided for in this Section 3(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parent and the Sellers agree that it would not be just and equitable if contribution pursuant to this Section 3(e)(iv) were determined by pro rata allocation (even if the Sellers and their respective Permitted Transferees were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to above.

(v) The foregoing indemnity agreement of the Parent and Sellers is subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus that is on file with the Commission at the time of a sale of Registrable Securities (the “Final Prospectus”), such indemnity or contribution agreement shall not inure to the benefit of any Seller (but only if such Seller was required to deliver such Final Prospectus) if a copy of such Final Prospectus was furnished to such Seller prior to the time of sale of such Registrable Securities and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(f) Information by the Sellers. Each of the Sellers (and, if applicable, their respective Permitted Transferees) holding securities included in any registration shall furnish to the Parent such information regarding such Seller (and, if applicable, such Permitted Transferee) and the distribution proposed by such Seller or Permitted Transferee as the Parent may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement.

(g) Holdback Agreement; Postponement. Notwithstanding the provisions of Section 3(a), if the Board of Directors of the Parent determines in good faith that it is in the best interests of the Parent (i) not to disclose the existence of facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction involving the Parent or (ii) for any purpose, to suspend the registration rights set forth herein, the Parent may, by notice to the Seller Representative in accordance with Section 6(a) (a “Suspension Notice”), suspend the rights of the Sellers (and, if applicable, their respective Permitted Transferees) to make sales pursuant to the applicable Shelf Registration or Subsequent Shelf Registration, as the case may be, for such a period of time as the Board of Directors may reasonably determine; provided that such periods of suspension may not exceed 60 days in the aggregate during any period of 12 consecutive months. If the Parent shall deliver to the Sellers (and, if applicable, their respective Permitted Transferees) any Suspension Notice, the Effectiveness Period shall be extended by the number of days during the period from and including the date of the delivery of such Suspension Notice to and including the date the Seller (and, if applicable, their respective Permitted Transferees) is advised by the Parent that such suspension has ended.

(h) Assignment. The registration rights set forth in Section 3 hereof may not be assigned, in whole or in part, by any Seller other than, if applicable, to Permitted Transferees who execute a joinder to this Agreement substantially in the form of Exhibit A hereto. Any assignment to the contrary shall be null and void.

4. RULE 144 REPORTING

With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Parent agrees that it will:

(a) make and keep current public information available (as those terms are understood and defined in Rule 144) at all times;

(b) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act; and

(c) so long as there are outstanding any Registrable Securities, furnish to each Seller (and, if applicable, each Permitted Transferee), upon request, a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents so filed as such Seller may reasonably request in availing itself of any rule or regulation of the Commission allowing such Seller (and, if applicable, such Permitted Transferee) to sell any such securities without registration.

5. INTERPRETATION OF THIS AGREEMENT

(a) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b) Generally. In this Agreement, unless the context otherwise requires: (i) headings do not affect the interpretation of this Agreement; (ii) any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and (iii) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

6. MISCELLANEOUS

(a) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing in English and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by facsimile (receipt confirmed), one (1) business day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid) or three (3) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent the Parent and the Seller Representative at the addresses indicated below:

If to Seller Representative, to:

LuxELIT S.à r.l.

282, Route de Longwy L – 1940

Luxembourg

Fax: (+352) 26 86 81 86

Attention: Board of Managers

If to the Parent:

Mohawk Industries, Inc.

P.O. Box 12069

160 South Industrial Boulevard

Calhoun, GA 30702

Fax: 706-624-2483

Attention: James T. Lucke

(b) Entire Agreement. This Agreement sets forth the entire agreement among the parties in respect of the subject matter hereof. No party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking relating to the subject matter hereof which is not expressly set forth in this Agreement.

(c) Waivers. No failure or delay by a party in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

(d) Counterparts. This Agreement may be executed in any number of separate counterparts (including by means of facsimile), each of which is an original but all of which taken together shall constitute one and the same instrument.

(e) Amendments. No amendment to this Agreement shall be valid unless it is in writing and duly executed by the Parent and Seller Representative.

(f) Severability. Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

(g) Third Party Beneficiaries. A person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties hereto and their permitted assigns any rights hereunder.

(h) Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(i) Dispute Resolution. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 6(a). NOTHING IN THIS SECTION 6(i). HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

SELLERS:

LUXELIT S.À R.L.

By:
Name:
Title:

FINCERAMICA S.P.A.

By:
Name:
Title:

PARENT:

MOHAWK INDUSTRIES, INC.

By:
Name:
Title:

Exhibit A

JOINDER AGREEMENT

WHEREAS, simultaneously with the execution of this Joinder Agreement (this “Agreement”), [•] (the “Acquiror”) is acquiring from [•], [•] shares of common stock, par value $0.01 per share (the “Parent Common Shares”), of [•], a Delaware corporation (the “Parent”);

WHEREAS, as a condition to the acquisition of the Parent Common Shares, the Acquiror has agreed, upon the acquisition of the Parent Common Shares, to join that certain Stock Restriction and Registration Rights Agreement, dated as of [•], 2012 (the “Registration Agreement”), among the Parent, LuxELIT and Finceramica;

WHEREAS, Acquiror understands that the execution of this Agreement is a condition precedent to the acquisition of the Parent Common Shares; and

WHEREAS, capitalized terms used but not defined herein shall have the meaning set forth in the Registration Agreement.

NOW, THEREFORE, as an inducement to the transferor of the Parent Common Shares and pursuant to Sections 2(a) and 3(h) of the Registration Agreement, the parties agree as follows:

1. [•] hereby agrees that, immediately upon its acquisition of Parent Common Shares, it shall automatically join in the Registration Agreement , and shall thereafter be bound by the terms and provisions and receive the benefits of the Registration Agreement with respect to the Parent Common Shares as fully as if it were an initial signatory thereto, and shall be deemed to be a “Permitted Transferee” and a “Seller” for all purposes thereunder.

2. Acquiror accepts Seller Representative as its true and lawful attorney-in-fact for purposes of this Agreement and the Registration Agreement. Seller Representative shall be a third party beneficiary of this paragraph 2.

3. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and Acquiror shall be subject to the provisions of Sections 6(h) and (i) of the Registration Agreement with respect to any dispute arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this         day of                     .

[ACQUIROR]

By:

By:
Name:
Title:

Address:

Accepted:

MOHAWK INDUSTRIES, INC.

By:
Name:
Title:

Schedule I

Permitted Transferees